Exhibit 10.27

STOCK PURCHASE AGREEMENT BY AND AMONG

INSTINET GROUP INCORPORATED,

REUTERS C LLC

and

REUTERS LIMITED

Dated as of February 28, 2005

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(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

EXHIBITS

A	Form of Transition Services Agreement

B	Form of Use and Services License Agreement

C	Form of Transition License Agreement

SCHEDULES

1.1(a)	Individuals defining scope of Buyer’s Knowledge
1.1(b)	Individuals defining scope of Seller’s Knowledge
1.1(c)	Transferred Intellectual Property
1.1(d)	Company Net Capital
1.1(e)	Company Working Capital and Balance Sheet
2.3	Net Soft Dollar Adjustment
3.1(c)	Company Constituent Documents
3.3	Absence of Conflicts
3.4(a)	Historical Financial Statements
3.4(b)	Undisclosed Liabilities
3.4(e)	Company Indebtedness
3.5(a)	Liens
3.5(b)	Occupied Space
3.6	Insurance
3.7(a)	Customer Contracts
3.7(b)	Material Contracts
3.8(a)	Proceedings
3.8(b)	Judgments/Other Proceedings
3.9	Compliance with Legal Requirements
3.11(a)	Intellectual Property
3.12(e)	Employees
3.13(a)	Employee Benefits – Seller Plans
3.13(e)	Employee Benefits – Change of Control Payments
3.14	Taxes
3.14(k)	Tax Sharing Agreements
3.15(b)(i)	Options, Warrants, etc.
3.15(b)(ii)	Other Investment Obligations
3.15(b)(iii)	Stockholder Agreements
3.15(c)	Investments
3.16	Environmental Matters
3.18(a)	Broker-Dealer Registration
3.18(b)	Self-Regulatory Organization Memberships
3.18(d)	Offices of Supervisory Jurisdiction
3.19(a)	Customer Disputes
3.19(c)	Broker-Dealer Compliance
3.20	Reports

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(continued)

Page
3.21	Consents
3.23(a)	Intercompany Services
3.23(b)	Affiliate Contracts
3.24	Exclusive Soft Dollar Customers
4.3	Absence of Conflicts
5.1	Permitted Actions Pending Closing
5.8(c)	Unrestricted Companies
5.9	Intercompany Accounts and Agreements
5.12	Third Party Data Providers
6.1(e)	Seller Required Consents, Approvals and Orders
6.2(e)	Buyer Required Consents, Approvals and Orders
8.8	Severance Benefits

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STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT dated as of February 28, 2005 among Instinet Group Incorporated, a corporation organized under the laws of the State of Delaware (“Buyer”), Reuters C LLC, a limited liability company organized under the laws of the State of Delaware (“Seller”), and, solely for purposes of Section 3.25 (Parent’s Due Organization, Authorization and Validity of Agreements), Section 5.8 (Non-Compete/Non-Solicitation), Section 5.11 (Transfers of Seller’s Assets) and Article IX (Indemnification) hereof, Reuters Limited, a corporation organized under the laws of England and Wales (“Parent”) (Buyer, Seller and Parent each a “Party” and, collectively, the “Parties”).

RECITALS

WHEREAS, Seller is a wholly-owned indirect subsidiary of Parent;

WHEREAS, Seller is the owner of the Company Stock, as defined below, which represents one hundred percent of the outstanding capital stock of Bridge Trading Company (the “Company”);

WHEREAS, upon the terms and subject to the conditions hereinafter set forth, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller the Company Stock.

NOW, THEREFORE, in consideration of the foregoing and the respective premises, mutual covenants and agreements of the Parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the terms and conditions hereof, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Unless the context shall otherwise require, terms used and not defined herein shall have the following meanings:

“Adjustment Certificate” shall have the meaning specified in Section 2.3(a).

“Adjustment Threshold Range” means, with respect to the Net Soft Dollar Adjustment, the range of amounts from and including two million six hundred twenty-five thousand dollars ($2,625,000) to and including four million three hundred seventy-five thousand dollars ($4,375,000).

“Affected Employees” shall have the meaning specified in Section 8.11.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlled by, Controlling or under common Control with, such Person; provided that the term “Affiliate” when applied to Buyer, shall mean only those Persons directly or indirectly Controlled by Buyer, and when applied to either Parent or Seller, shall not include Buyer and those Persons directly or indirectly Controlled by Buyer.

“Agreement” means this Stock Purchase Agreement.

“Authority” means any governmental, judicial, legislative, executive, administrative or regulatory authority of the United States, or of any state, local or foreign government, or any government of any possession or territory of the United States, or any subdivision, agency, commission, office or authority of any of the foregoing, or any Self-Regulatory Organization.

“Average Instinet Share Price” means the average (rounded to the nearest 1/1,000) of the Instinet Daily Prices for the ten (10) NASDAQ trading days ending on the second trading day immediately prior to the date of determination.

“best of Buyer’s knowledge” means the actual knowledge of those individuals listed on Schedule 1.1(a).

“best of Seller’s knowledge” means the actual knowledge of those individuals listed on Schedule 1.1(b).

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

“Buyer” shall have the meaning specified in the preamble to this Agreement.

“Buyer Plan” means each Plan which is maintained, sponsored or contributed to by Buyer or any of its Subsidiaries.

“Buyer SEC Documents” shall have the meaning specified in Section 4.8.

“Closing” and “Closing Date” shall have the meanings specified in Article II of this Agreement.

“Closing Balance Sheet” shall have the meaning specified in Section 2.3(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Company” shall have the meaning specified in the recitals to this Agreement.

“Company Employees” shall have the meaning specified in Section 8.1.

“Company Intellectual Property” means (i) the Company Owned Intellectual Property and (ii) the Company Licensed Intellectual Property.

“Company Licensed Intellectual Property” means all Intellectual Property other than Company Owned Intellectual Property that is used or held for use by the Company.

“Company Owned Intellectual Property” means Intellectual Property owned by the Company, including any Intellectual Property that will be owned by the Company upon execution of the Intellectual Property Transfer Agreement.

“Company Plan” shall have the meaning specified in Section 3.13(a).

“Company Stock” shall have the meaning specified in Section 2.1.

“Competing Business” shall have the meaning specified in Section 5.8(a).

“Confidential Information” shall have the meaning specified in Section 5.3(d).

“Consent” means any consent, waiver, approval, authorization, exemption, registration, license or declaration of or by any Person or any Authority, or expiration or termination of any applicable waiting period under any Legal Requirement, required with respect to any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

“Constituent Documents” means, with respect to any Person, the certificate of incorporation, certificate of formation, by-laws, articles of incorporation, limited liability company agreement or other similar constituent, organizational and governing documents.

“Contest” shall have the meaning specified in Section 10.4(a).

“Contracts” means any and all written contracts and agreements, including those that are franchises, warranties, understandings, arrangements, leases of personal property, licenses of personal property, registrations, authorizations, mortgages, bonds, notes and other instruments.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of securities, by contract or otherwise.

“Copyrights” shall have the meaning specified in the definition of “Intellectual Property” in this Section 1.1.

“Customer” shall have the meaning specified in Section 3.19(a).

“Customer Contract” shall have the meaning specified in Section 3.7(a).

“Damages” means any and all liabilities, damages, fines, penalties, losses, costs and expenses (including costs and expenses incurred in connection with performing obligations, bonding and appellate costs, reasonable attorneys’ and accountants’ fees and disbursements or other payments in respect of such payments).

“Disclosure Schedules” means the Schedules to this Agreement.

“Dollars” and “$” mean United States dollars.

“Domain Names” shall have the meaning specified in the definition of “Intellectual Property” in this Section 1.1.

“Easements” means the easements and rights of way necessary to the business or operations of the Company.

“Environment” shall mean any ambient, workplace or indoor air, surface water, drinking water, groundwater, land surface, subsurface strata, sediment, plant or animal life, natural resources, and real property and the physical buildings, structures, improvements and fixtures thereon, including without limitation the sewer, septic and waste treatment, storage and disposal systems servicing the properties.

“Environmental Claim” shall mean any written claim, investigation or notice by any Person or any Authority alleging potential Liabilities (including potential Liabilities for investigatory costs, cleanup or remediation costs, governmental or third party response costs, natural resource damages, property damage, personal injuries, or fines or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) any violation of any Environmental Law.

“Environmental Law” shall mean any Legal Requirement relating to: (a) the protection of the Environment, including pollution, contamination, cleanup, preservation and reclamation of the Environment, (b) human health or safety, including occupational health and safety, to the extent, in each case, relating to the exposure of employees or third parties to any Hazardous Materials, (c) any Release or threatened Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release or threatened Release, (d) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials and (e) the presence of Hazardous Materials in any building, physical structure or fixture.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Net Capital” means the amount by which (i) Net Capital as of the close of business on the Closing Date, as calculated in accordance with Rule 15c3-1 of the Exchange Act applied on a basis consistent with the Company’s historical accounting practices (such historical accounting practices used to calculate Net Capital are illustrated in the computation of Net Capital as at January 31, 2005, which is set forth in Schedule 1.1(d)), exceeds (ii) the minimum net capital requirement imposed by the SEC under Rule 15c3-1 or any Self-Regulatory Organization of which the Company is a member.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Employees” shall have the meaning specified in Section 8.1.

“Exclusive Soft Dollar Amount” shall have the meaning specified in Section 3.24.

“Exclusive Soft Dollar Customers” means, collectively, the institutions that soft ReutersStations through the Company as of the date of this Agreement, which institutions are set forth on Schedule 3.24.

“Exclusivity Period” shall have the meaning specified in Section 5.10.

“Filing” means any filing with any Person or Authority required by any Party in connection with (i) the execution and delivery of this Agreement or any of the Related Agreements or (ii) the consummation of any of the transactions provided for hereby or thereby.

“Final Net Capital” means the Net Capital as of the close of business on the Closing Date, as agreed between the Parties pursuant to Section 2.3(d) or as determined by the Neutral Auditor pursuant to Section 2.3(e).

“Final Net Soft Dollar Adjustment” means the Net Soft Dollar Adjustment as of the close of business on the Closing Date, as agreed between the Parties pursuant to Section 2.3(d) or as determined by the Neutral Auditor pursuant to Section 2.3(e).

“Final Working Capital” means the Working Capital as of the close of business on the Closing Date, as agreed between the Parties pursuant to Section 2.3(d) or as determined by the Neutral Auditor pursuant to Section 2.3(e).

“GAAP” means United States generally accepted accounting principles as of the date of this Agreement.

“Hazardous Materials” shall mean any pollutant, contaminant, constituent, chemical, raw material, product or by-product, mold, radon, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, any hazardous, industrial or solid waste, and any toxic, radioactive, infectious or hazardous substance, material or agent, including without limitation all substances, materials or wastes which are identified by or subject to regulation under any Environmental Law.

“Historical Financial Statements” means the audited financial statements, including balance sheets, statements of income, statements of changes in stockholder’s equity and statements of cash flows for the Company as of and for the fiscal years ended December 31, 2002, December 31, 2003 and December 31, 2004 (including the related notes and schedules thereto, and auditors’ reports thereon).

“Indebtedness” means, as to any Person, without duplication (i) all Obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (ii) all Obligations of such Person evidenced by a note, bond, debenture or similar instrument, (iii) all reimbursement obligations of such Person with respect to all letters of credit securing Obligations of the type described in clauses (i), (ii), (iv) and (v) of any other Person, but only to the extent of the Obligations secured, (iv) all Obligations under any interest rate and currency protection agreement (including, without limitation, any swaps, forward contracts, caps, floors, collars and similar agreements) and commodity swaps, forward contracts and similar agreements and (v) all guarantees issued in respect of Obligations described in clauses (i)-(iv) above of any other Person.

“Indemnified Party” shall have the meaning specified in Section 9.3(a).

“Indemnifying Party” shall have the meaning specified in Section 9.3(a).

“In-Scope Employees” shall have the meaning specified in Section 8.1.

“Instinet Common Stock” shall have the meaning specified in Section 2.2.

“Instinet Daily Price” means, for any trading day, the closing sale price of Instinet Common Stock on NASDAQ on such NASDAQ trading day as reported by the Wall Street Journal.

“Instinet Securities” shall have the meaning specified in Section 5.7.

“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction, whether owned, used or held for use under license, whether registered or unregistered, including such rights in and to: (i) trademarks and pending trademark applications, trade dress, service marks, certification marks, logos, trade names, brand names, corporate names, and the goodwill associated with the foregoing (the “Trademarks”); (ii) issued patents and pending patent applications, and any and all divisions, continuations, continuations in part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom (collectively, “Patents”); inventions, invention disclosures, discoveries and improvements, whether patentable or not; (iii) works of authorship (the “Copyrights”); (iv) trade secrets (including, but not limited to, those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), business, technical and know how information, non-public information, and confidential information and rights to limit the use or disclosure thereof by any Person (collectively, “Trade Secrets”); (v) computer software, data files, source and object codes, user interfaces, manuals, databases and other software-related specifications and documentation (collectively, “Software”); (vi) domain names and uniform resource locators (“Domain Names”); (vii) mask works; (viii) moral rights; and (ix) claims, causes of action and defenses relating to the enforcement of any of the foregoing.

“Intellectual Property Transfer Agreement” means that certain agreement between Seller and the Company pursuant to which Seller will transfer to the Company prior to the Closing the Intellectual Property listed on Schedule 1.1(c).

“Intercompany Accounts” means all amounts, whether financial or commercial in nature, owing from or to Parent or its Subsidiaries, on the one hand, to or from the Company, on the other hand.

“IRS” means the United States Internal Revenue Service or any successor authority.

“Judgments” means any and all judgments, orders, writs, directives, rulings, decisions, injunctions (preliminary or permanent), decrees, assessments, settlement agreements or awards of any Authority or arbitrator.

“Legal Requirements” means any and all (i) federal, territorial, state, local and foreign laws, ordinances and regulations, (ii) codes, standards, rules, regulations, requirements, orders, interpretations and criteria issued under any federal, territorial, state, local or foreign laws, ordinances or regulations, or by any Self-Regulatory Organization and (iii) Judgments.

“Liabilities” means all liabilities or obligations arising therefrom or relating thereto (whether known, unknown, absolute, contingent or otherwise).

“License Agreement” means an agreement relating to a temporary license regarding the Company’s name brand to be granted by Reuters SA to Buyer as part of the transactions contemplated herein, in substantially the form attached hereto as Exhibit C.

“Lien” means any mortgage, adverse claim, pledge, hypothecation, charge, assignment, title deposit arrangement, encumbrance, lien, or any other security interest or similar agreement or arrangement of any kind or nature whatsoever.

“Material Adverse Change” means any change giving rise to a Material Adverse Effect.

“Material Adverse Effect” means (i) any one or more events, circumstances, conditions or changes which have, or which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations, results of operations, or financial condition of the Company, or (ii) any effect that would, individually or in the aggregate, materially impair, hinder or otherwise materially and adversely affect the ability of Seller, Parent or the Company to effect the Closing or to perform any of their material obligations under this Agreement or any of the Related Agreements; provided that any events, circumstances, conditions, changes or effects resulting from (a) changes in U.S. or worldwide economic conditions generally, (b) general changes in U.S. securities markets (except to the extent that such changes have a materially disproportionate effect on the Company), (c) changes in general conditions in the brokerage and trading industries, including with respect to softing (except to the extent that such changes have a materially disproportionate effect on the Company, taken as a whole, relative to other participants in these industries), or (d) the announcement or performance of this Agreement, the Related Agreements or the transactions contemplated hereby or thereby, shall not be taken into account in determining the existence of a Material Adverse Effect.

“Material Contract” shall have the meaning specified in Section 3.7(b).

“NASD” means the National Association of Securities Dealers, Inc.

“Net Capital” means, as of the applicable date, net capital of the Company as calculated in accordance with Rule 15c3-1 of the Exchange Act applied on a basis consistent with the Company’s historical accounting practices (such historical accounting practices used to calculate Net Capital are illustrated in the computation of Net Capital as at January 31, 2005, which is set forth in Schedule 1.1(d)).

“Net Soft Dollar Adjustment” means an amount equal to the total adjustment to the Closing Balance Sheet to take account of the differences between Seller’s and Buyer’s historical accounting practices with respect to soft dollar assets and liabilities, determined in accordance with methodologies illustrated by the computation of the Net Soft Dollar Adjustment as at January 31, 2005, which is set forth in Schedule 2.3.

“Neutral Auditor” shall have the meaning specified in Section 2.3(d).

“Obligations” means, in respect of any indebtedness, any principal, interest, penalties, fees, guarantees, reimbursements and other liabilities pursuant to the terms thereof.

“Occupancy Arrangements” shall have the meaning specified in Section 3.5(b).

“Occupied Space” shall have the meaning specified in Section 3.5(b).

“Parent” shall have the meaning specified in the preamble to this Agreement.

“Parties” shall have the meaning specified in the preamble to this Agreement.

“Party” shall have the meaning specified in the preamble to this Agreement.

“Patents” shall have the meaning specified in the definition of “Intellectual Property” in this Section 1.1.

“Permits” means any and all permits, authorizations, approvals, registrations, certificates, orders, waivers, variances or other approvals and licenses relating to compliance with any Legal Requirement.

“Permitted Encumbrances” means (i) Liens for Taxes that are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law Liens to secure obligations to landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) easements, encroachments and other minor imperfections of title to real property, (iv) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, vacation pay, unemployment insurance, old age pension or other social security programs mandated under applicable law, and (v) statutory or common law Liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like Liens.

“Person” means an individual or a corporation, partnership, trust, limited liability company, unincorporated organization, joint stock company, joint venture, association or other entity, or any government, or any agency or political subdivision thereof.

“Plan” means each plan, program, arrangement or agreement which is an employment, consulting, termination or deferred compensation or executive compensation, incentive bonus or other bonus, change in control, retention, termination, pension, profit-sharing, savings, retirement, stock option, stock purchase or other equity-based, severance, life, health, disability or accident, or vacation, or other employee or retiree compensation or benefit plan, program, arrangement or agreement, including any “employee benefit plan,” within the meaning of Section 3(3) of ERISA.

“Post-Closing Adjustment Certificate” shall have the meaning specified in Section 2.3(c).

“Post-Closing Balance Sheet” shall have the meaning specified in Section 2.3(c).

“Post-Closing Tax Period” shall mean any taxable period (including any portion thereof) commencing after the Closing Date.

“Pre-Closing Tax Period” shall have the meaning specified in Section 10.1.

“Proceeding” shall have the meaning specified in Section 3.8(a).

“Purchase Price” shall have the meaning specified in Section 2.2.

“Related Agreements” means the Transition Services Agreement, in substantially the form attached hereto as Exhibit A, the St. Louis Agreement, in substantially the form attached hereto as Exhibit B and the License Agreement, in substantially the form attached hereto as Exhibit C.

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater, and surface or subsurface strata), or into or out of any property, including the movement through air, soil, surface water, groundwater or property.

“Reports” shall have the meaning specified in Section 3.20.

“Restricted Business” shall have the meaning specified in Section 5.8(a).

“Reuters Entities” means (i) Parent, (ii) Seller, (iii) Reuters Group PLC (“Reuters Group”), (iv) any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is, directly or indirectly, owned or controlled by Reuters Group and over which Reuters Group has, directly or indirectly, actual Control which is not restricted by fiduciary or other duties owed to any Person (other than another Reuters Entity) and (v) any wholly-owned subsidiary of Reuters Group or any other Reuters Entity.

“Reuters Group” shall have the meaning specified in the definition of “Reuters Entities” in this Section 1.1.

“ReutersStations” means the terminals currently branded as ReutersStations and previously branded as Bridge Stations.

“SEC” means the United States Securities Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Self-Regulatory Organization” means any U.S. or foreign securities or commodities exchange, association, clearing agency or similar organization of which the relevant party is a member or that otherwise has jurisdiction over the activities of such party.

“Seller” shall have the meaning specified in the preamble to this Agreement.

“Seller Plan” means each Plan (x) which is maintained, sponsored or contributed to by Seller, the Company or any of their Affiliates or to which Seller, the Company or any of their Affiliates is a party or is obligated to contribute and (y) in which any current or former employee of the Company is eligible to participate or derive a benefit except, with respect to any such Plan for which Buyer or any of its Affiliates will not have any Liability, any such Plan that is immaterial.

“Soft Dollar Restrictive Event” means (i) the elimination of the safe harbor provision contained in Section 28(e) of the Exchange Act, which safe harbor permits investment advisers and other fiduciaries to use customer commissions in respect of trading services to pay for certain brokerage and research services (“softing” and such allocated amounts, “soft dollars”), or (ii) the issuance of an interpretive position, adoption of a rule or regulation, or other final action relating to the use of soft dollars by any U.S. Authority that has had or is reasonably likely to have a material adverse effect on the business prospects, results of operations or financial condition of the Company.

“softing” or “soft dollars” shall have the meaning specified in the definition of “Soft Dollar Restrictive Event” in this Section 1.1.

“Software” shall have the meaning specified in the definition of “Intellectual Property” in this Section 1.1.

“Special Payment” shall have the meaning specified in Section 8.11.

“St. Louis Agreement” means an agreement relating to the occupancy by the Company of the St. Louis Facility, in substantially the form attached hereto as Exhibit B.

“St. Louis Facility” means the space described on Schedule 3.5(b), located at 788 Office Parkway, Creve Coeur, Missouri, and used by the Company pursuant to an Occupancy Arrangement with Seller.

“Subsidiary” of any Person, means, from time to time, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary or contingent voting power to elect directors of such corporation is owned by such Person directly or indirectly through Subsidiaries of such Person, and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through any Subsidiaries has more than a 50% equity interest or is a general or managing partner; provided that the term “Subsidiary” when applied to Parent or Seller shall not include Buyer or any of Buyer’s Subsidiaries or the Company.

“Tax Claim” shall have the meaning specified in Section 10.4(a).

“Tax Indemnitee” shall have the meaning specified in Section 10.3(a).

“Tax Return” means a report, return or other information (including any amendments) required to be supplied to a governmental entity with respect to Taxes.

“Taxes” means all taxes, however denominated, including any interest or penalties that may become payable in respect thereof, imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income taxes (including, but not limited to, United States federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security, sales and use taxes, excise taxes, environmental, franchise taxes, gross receipts taxes, occupation taxes, property taxes, stamp taxes, transfer taxes, withholding taxes, and other obligations of the same or of a similar nature, whether arising before, on or after the Closing Date.

“Third Party Data Provider” shall have the meaning specified in Section 5.12.

“Third Party Personnel” means any individual not employed by the Company, who provides, or who has provided since September 28, 2001, services to the Company pursuant to a Contract between the Company and such individual (or any management, service, consulting or similar firm) under which the Company received services at a cost in excess of fifty thousand dollars ($50,000) in any calendar year.

“Trade Secrets” shall have the meaning specified in the definition of “Intellectual Property” in this Section 1.1.

“Trademarks” shall have the meaning specified in the definition of “Intellectual Property” in this Section 1.1.

“Transition Services Agreement” means an agreement relating to certain transition services to be provided by Seller to Buyer as part of the transactions contemplated herein, in substantially the form attached hereto as Exhibit A.

“Uniform Trade Secrets Act” shall mean the Uniform Trade Secrets Act promulgated by the National Conference of Commissioners on Uniform State Laws in 1979, as amended.

“Unrestricted Companies” shall have the meaning specified in Section 5.8(c).

“Voluntary Bankruptcy” means, with respect to any Person, an admission in writing by such Person of its inability to pay its debts generally or a voluntary general assignment by such Person for the benefit of creditors; the voluntary filing of any petition or answer by such Person seeking to adjudicate it bankrupt or insolvent, or voluntarily seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of such Person or its debts under any Legal Requirement relating to bankruptcy, insolvency or reorganization or relief of debtors, or voluntarily seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property; or corporate action taken by such Person to authorize any of the actions set forth above.

“Working Capital” means, as of the applicable date, current assets minus current liabilities of the Company, determined in accordance with GAAP applied on a basis consistent with that used to present the current assets and current liabilities in the Historical Financial Statements (such historical accounting practices used to calculate Working Capital are illustrated in the computation of Working Capital as at January 31, 2005, which is set forth in Schedule 1.1(e)).

1.2 Interpretation. In this Agreement and in the Schedules and Exhibits hereto:

(a) the Table of Contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(b) unless otherwise specified, references to Articles, Sections, clauses, Schedules and Exhibits are references to Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement;

(c) references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, supplemented or replaced from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth therein;

(d) references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns;

(e) whenever in this Agreement, a Contract or instrument is referred to as “enforceable,” such statement shall be deemed to be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to the enforcement of creditors’ rights generally and by general principles of equity;

(f) the words “include”, “includes” and “including” are not limiting and are deemed to be followed by the words “without limitation,” unless the context clearly requires otherwise;

(g) neutral pronouns and variations thereof shall be deemed to include the feminine and masculine and neuter form;

(h) all terms used in the singular shall be deemed to include the plural and vice versa as the context may require; and

(i) unless the context requires otherwise, derivative forms of any capitalized term defined herein shall have a comparable meaning to that of such term.

ARTICLE II

THE CLOSING

On the fifth Business Day (or such other day as the Parties may agree) after the last to be fulfilled or waived of the conditions set forth in Article VI (other than those conditions that are specified as being satisfied on the Closing Date or at the Closing) shall be fulfilled or waived, the closing of the transactions provided for in this Agreement (the “Closing”) shall be held (but only if all of the conditions set forth in Article VI shall have been satisfied or waived prior to or at the Closing) at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York, 10006 (the “Closing Date”). Each of the Parties hereby agrees that the following actions shall occur and be effective at and as of the Closing.

2.1 Acquisition and Transfer of the Company Stock. In reliance upon the representations, warranties, covenants and agreements contained herein and upon the terms and subject to the conditions hereinafter set forth, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liens, other than restrictions imposed by applicable securities laws, 1,000 shares of common stock, par value $1.00 per share, of the Company (the “Company Stock”), representing one hundred percent (100%) of the outstanding capital stock of the Company.

2.2 Purchase Price. The aggregate consideration (the “Purchase Price”) for the Company Stock shall be an aggregate number of shares of common stock, $0.01 par value per share, of Buyer (the “Instinet Common Stock”), equal to the quotient of (x) twenty-one million five hundred thousand dollars ($21,500,000) divided by (y) the Average Instinet Share Price determined as of the Closing Date.

2.3 Net Soft Dollar Adjustment.

(a) No later than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer (x) an estimated balance sheet for the Company as of the close of business on the Closing Date, prepared in accordance with GAAP applied consistently with the Company’s historical accounting practices (such historical accounting practices are illustrated in the balance sheet as at January 31, 2005, which is set forth on Schedule 1.1(e)) (the “Closing Balance Sheet”), and (y) a certificate setting forth, based on such Closing Balance Sheet, the Company’s estimates of the Net Soft Dollar Adjustment, Net Capital and Working Capital, in each case as of the close of business on the Closing Date (the “Adjustment Certificate”). Buyer shall have two (2) Business Days to review the Closing Balance Sheet and the Adjustment Certificate and, in connection with such review, Seller shall provide Buyer with such work papers or other supporting information as Buyer may reasonably request.

(b) On or prior to the third Business Day after Buyer’s receipt of the Closing Balance Sheet and the Adjustment Certificate from Seller, Buyer shall deliver a written notice to Seller specifying in reasonable detail any disputed items relating to the Adjustment Certificate. If there is no dispute or if there is a dispute and Buyer and Seller cannot agree on the amount of the Net Soft Dollar Adjustment, Net Capital or Working Capital set forth in the Adjustment Certificate prior to the Closing Date, the Net Soft Dollar Adjustment, Net Capital and Working Capital for purposes of Section 6.1(k) shall be Seller’s calculation thereof, as set forth in the Adjustment Certificate.

(c) As soon as practicable after the Closing, but in no event later than forty-five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller (x) a balance sheet of the Company as of the close of business on the Closing Date, prepared in accordance with GAAP applied consistently with the Company’s historical accounting practices (such historical accounting practices are illustrated in the balance sheet as at January 31, 2005, which is set forth on Schedule 1.1(e)) (the “Post-Closing Balance Sheet”) and (y) a certificate setting forth, based on such Post-Closing Balance Sheet, the Net Soft Dollar Adjustment, Net Capital and Working Capital, in each case as of the close of business on the Closing Date (the “Post-Closing Adjustment Certificate”). To the extent necessary, Seller shall provide Buyer with such supporting information and assistance as Buyer may reasonably request in connection with the preparation of the Post-Closing Balance Sheet and the Post-Closing Adjustment Certificate.

(d) Seller shall have thirty (30) days to review the Post-Closing Balance Sheet and the Post-Closing Adjustment Certificate and, in connection with such review, Buyer shall provide Seller with such work papers or other supporting information as Seller may reasonably request. On or prior to the 30th day after the receipt of the Post-Closing Adjustment Certificate, Seller shall deliver a written notice to Buyer specifying in reasonable detail any disputed items relating to the Post-Closing Adjustment Certificate. If the Seller does not notify Buyer of any such disputed items on or prior to such 30th day, the calculations set forth on the Post-Closing Adjustment Certificate shall be deemed accepted by Seller and shall be final and binding. If the Seller so notifies Buyer of any disputed items on or prior to such 30th day then: (i) any items not disputed shall be deemed accepted by Seller and shall be final and binding, and (ii) the Parties shall inform Deloitte & Touche or another mutually agreed independent, internationally-recognized accounting firm (the “Neutral Auditor”) of all such disputed items in connection with the Post-Closing Adjustment Certificate pursuant to Section 2.3(e).

(e) If the Seller notifies Buyer of any disputed items in connection with the Post-Closing Adjustment Certificate pursuant to Section 2.3(d), promptly after Buyer’s receipt of Seller’s notification, Buyer and Seller shall jointly engage the Neutral Auditor to determine the disputed items in Seller’s notification. Each of Buyer and Seller shall instruct the Neutral Auditor to use its reasonable best efforts to complete its determination within twenty (20) days of its engagement and to set forth its determination of the Final Net Soft Dollar Adjustment, Final Net Capital and Final Working Capital on a written statement delivered to each of Buyer and Seller, which determination shall be final, binding and conclusive upon the Parties. The costs, expenses and fees of the Neutral Auditor shall be borne equally by both Buyer and Seller.

(f) Within three (3) Business Days of (i) the Parties’ agreement on the Final Net Soft Dollar Adjustment, Final Net Capital and Final Working Capital pursuant to Section 2.3(d) or (ii) the Neutral Auditor’s delivery of the written statement setting forth its determination of the Final Net Soft Dollar Adjustment, Final Net Capital and Final Working Capital pursuant to Section 2.3(e), the applicable Party shall make the following payment, if any:

(i) Seller shall pay to Buyer, by wire transfer of immediately available funds to an account designated for that purpose by Buyer, an amount equal to the greater of (A) the amount, if any, by which (1) the amount of Net Capital that the Company would have been required to have as of the Closing pursuant to Section 6.1(k) based on the Final Net Soft Dollar Adjustment exceeds (2) the Final Net Capital and (B) the amount, if any, by which Final Working Capital is less than zero dollars ($0); or

(ii) in the event that the Final Net Soft Dollar Adjustment is below the Adjustment Threshold Range, and the Final Net Capital exceeds the amount of Net Capital that the Company would have been required to have as of the Closing pursuant to Section 6.1(k) based on the Final Net Soft Dollar Adjustment, Buyer shall pay to Seller the amount of such excess, which amount shall be payable in shares of Instinet Common Stock equal to (x) the amount payable pursuant to this paragraph (B) divided by (y) the Average Instinet Share Price determined as of the date of payment.

Any payments to be made by the Parties pursuant to this Section 2.3(f) shall be treated as an adjustment to the Purchase Price.

(g) Each Party hereby agrees that to the extent that any Damages arising from the breach of any representation or warranty under this Agreement have been compensated pursuant to the Final Net Soft Dollar Adjustment contemplated under this Section 2.3, such Party will not be entitled to any recovery pursuant to Article IX in connection with such breach.

2.4 Provision of ReutersStations to Buyer. On and after the Closing and until December 31, 2005, Seller shall (i) make available or otherwise provide Buyer with ten (10) ReutersStations, free of charge, for use in the training of Buyer’s trading personnel, and (ii) provide, or otherwise assist in, the training necessary of such trading personnel of Buyer in connection with the use of such ReutersStations.

2.5 Closing Deliveries. At the Closing, (i) the Parties shall exchange the documents referred to in Article VI, (ii) Seller shall deliver to Buyer certificates for all of the Company Stock, duly endorsed for transfer or accompanied by duly executed stock powers, stock transfer forms or other transfer forms sufficient to convey to Buyer good title to the Company Stock free and clear of all Liens, other than restrictions imposed by applicable securities laws, (iii) the share register of the Company with Buyer registered as the new and only shareholder of the Company and (iv) Buyer shall deliver certificates for the Instinet Common Stock to be delivered as the Purchase Price issued in the name of Seller free and clear of all Liens, other than restrictions imposed by applicable securities laws.

2.6 Tax Consequences. It is intended that the acquisition of Company Stock provided for in this Agreement shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER AND PARENT

Each of the representations and warranties contained in Section 3.1 through and including Section 3.24 is made only by Seller to Buyer, and each of the representations and warranties contained in Section 3.25 is made only by Parent to Buyer. Subject to the preceding sentence, Seller and Parent hereby represent and warrant to Buyer as follows:

3.1 Due Organization, Good Standing and Power.

(a) Each of Seller and the Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware.

(b) The Company has the requisite power and authority to own, lease and operate its assets and to conduct the business now being conducted by it and, on the Closing Date, will have the requisite power and authority to own, lease and operate its assets and to conduct the business being conducted by it on the Closing Date. Seller has all requisite power and authority to enter into this Agreement and any Related Agreement to which it is a party and to perform its obligations hereunder and thereunder. The Company has all requisite power and authority to enter into the Related Agreements to which it is a party and to perform its obligations thereunder.

(c) Schedule 3.1(c) lists all of the Constituent Documents of the Company, as amended to the date of this Agreement and in full force and effect as of the date of this Agreement, true, correct and complete copies of which have been made available to Buyer.

3.2 Authorization and Validity of Agreements. The execution, delivery and performance by Seller of this Agreement and each Related Agreement to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary action. The execution, delivery and performance by the Company of each Related Agreement to which it is a party and the consummation by the Company of the transactions contemplated thereby have been duly authorized and approved by all necessary corporate or other action. This Agreement has been duly executed and delivered by Seller and, assuming that this Agreement is a legal, valid and binding obligation of each of the other parties hereto, is a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Each of the Related Agreements to which Seller or the Company is a party will, upon its execution and delivery, be the legal, valid and binding obligation of such Person, enforceable against it in accordance with its terms, assuming that each of the Related Agreements to which Seller or the Company is a party will, upon its execution and delivery be a legal, valid and binding obligation of each of the other parties thereto.

3.3 Absence of Conflicts. The execution, delivery and performance by Seller of this Agreement and any Related Agreement to which Seller will be a party and the consummation by Seller of the transactions contemplated hereby and thereby, and the execution, delivery and performance by the Company of each Related Agreement to which it will be a party and the consummation by it of the transactions contemplated thereby, does not and will not: (i) violate any Legal Requirement applicable to any such Person, (ii) conflict with, or result in the breach of any provision of any such Person’s Constituent Documents, (iii) result in the creation of any Lien upon any of such Person’s material assets, or (iv) except as set forth on Schedule 3.3, violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default, in each case, in a material respect, under the terms of any material Contract or material Permit to which such Person is a party or by which its properties or businesses are bound.

3.4 Financial Statements; Undisclosed Liability; No Material Adverse Change; Absence of Changes.

(a) The Historical Financial Statements, which are set forth on Schedule 3.4(a), have been prepared in accordance with GAAP, consistently applied by the Company, and in accordance with the books and records of the Company (except as may be indicated in the notes thereto). The Historical Financial Statements fairly present in all material respects the financial position of the Company as of such dates and the results of operations of the Company for such periods in accordance with GAAP.

(b) Except as set forth on Schedule 3.4(b), there exist no liabilities, whether known, unknown, due or to become due, absolute or contingent, of the Company, other than (i) liabilities that are reflected, reserved for or disclosed in the Historical Financial Statements for the year ended December 31, 2004 (to the extent not heretofore extinguished), (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2004, (iii) liabilities incurred pursuant to the transactions contemplated by this Agreement or the Related Agreements, (iv) liabilities of a type not required to be reflected in a balance sheet of the Company (or notes thereto) prepared in accordance with GAAP and (v) Taxes which are the responsibility of Seller pursuant to Section 10.2.

(c) Since December 31, 2004, there has been no Material Adverse Change.

(d) Since December 31, 2004 until the date of this Agreement, other than as expressly contemplated by this Agreement, the Company has conducted its business in the usual and ordinary course, consistent with past practice.

(e) Except as set forth on Schedule 3.4(e) or in the Historical Financial Statements for the year ended December 31, 2004, the Company has no Indebtedness.

(f) As of the date of December 31, 2004, the Company’s Net Capital was no less than the minimum net capital requirement imposed by the SEC under Rule 15c3-1 or any Self-Regulatory Organization of which the Company is a member.

3.5 Title to Assets; Maintenance, Operation and Sufficiency of Assets.

(a) The Company has good and valid title to, or a valid leasehold interest in, all material assets used or operated by it, located on its premises or shown on the balance sheet of the Historical Financial Statements for the year ended December 31, 2004 or acquired since December 31, 2004, free and clear of all Liens, subject to Permitted Encumbrances and except as specified in Schedule 3.5(a).

(b) The Company is not the fee owner or leasehold owner of any real property. Attached hereto as Schedule 3.5(b) is a schedule of properties owned in fee or leased by Seller or its Affiliates and occupied by the Company (the “Occupied Space”) as of the date of this Agreement pursuant to verbal agreements (the “Occupancy Arrangements”), including the address of each such property, the parties to the agreements, and, with respect to the St. Louis Facility, the amount of rent or other fees paid by Company to Seller or its Affiliate, as applicable, pursuant to the applicable Occupancy Arrangement. The Company does not occupy or use any space other than the Occupied Space. To the best of Seller’s knowledge there exists no material default by the Company of its obligations under the Occupancy Arrangements.

(c) Since December 31, 2004 until the date of this Agreement, there has not occurred:

(i) any material revaluation by the Company of any of its material assets; or

(ii) any sale or transfer of any material assets of the Company, other than sales of products or services to customers in the ordinary course of business.

(d) The assets owned, used or operated by the Company are and, upon the consummation of the transactions contemplated by this Agreement and the Related Agreements, will be (together with the services and other support to be provided by Seller following the Closing pursuant to the Related Agreements), sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as such business was conducted prior to the Closing.

3.6 Insurance. Schedule 3.6 sets forth as of the date of this Agreement: (i) each insurance policy under which the Company is a beneficiary, (ii) the name of the insurer with which such policy is or was carried; (iii) the annual premium payable thereunder; (iv) the amount of coverage (including the amount of any deductible) thereunder; and (v) the period of coverage thereunder. All premiums due and payable under each such policy have been duly paid to date and each such insurance policy is in full force and effect up to the full amount of coverage indicated on Schedule 3.6 and, to the best of Seller’s knowledge, is not voidable on account of any act, omission or nondisclosure on the part of the Company as of the date of this Agreement. The Company is not in material default with respect to any provision of any of such insurance policies. Except as set forth in Schedule 3.6, as of the date of this Agreement, the

Company has not been refused any insurance coverage by any insurance carrier to which they have applied for insurance during the past three years.

3.7 Contracts.

(a) Seller has provided to Buyer copies of the Company’s true and complete form customer contracts for, or representative examples of addenda to third-party contracts entered into with the Company’s top three service providers in connection with, each of its business lines. The Company is not bound by any material Contract requiring it to sell or provide brokerage, research or other products or services (each, a “Customer Contract”) that is not substantially similar, or that is substantially more favorable to the counterparty, than the form customer contract or representative addenda for the relevant business line previously provided to the Buyer, other than as set forth on Schedule 3.7(a).

(b) As of the date of this Agreement, except as set forth on Schedule 3.7(b), the Company is not bound by any Material Contract. A “Material Contract” means (i) any Contract which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, partnership interests or membership interests, (ii) any Contract requiring the Company to make future capital expenditures in excess of $50,000 (either individually or in the aggregate), (iii) any Contract relating to Indebtedness of the Company, (iv) any loan or advance by the Company to, or investment by the Company in, any Person, in each case, which involves an amount in excess of $50,000, or any agreement, contract or commitment relating to the making of any such loan, advance or investment, (v) any management, service, consulting or any other similar type of Contract requiring payment of fees in excess of $50,000 per year, (vi) any Contract limiting the ability of the Company to engage in any line of business or to compete with any Person, (vii) any material warranty, guaranty or similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business, (viii) any material Contract that cannot be terminated by the Company without liability upon less than sixty (60) days’ notice, (ix) any collective bargaining agreement with any labor union or other representative of employees, (x) any Contract that governs any joint venture, partnership or other cooperative arrangement or any other relationship involving a sharing of profits, (xi) any Contract that would result in the merger with or into or consolidation into another Person, (xii) any Contract that provides for the provision of material services to the Company by Third Party Personnel, (xiii) any Contract with any Authority, or (xiv) any material amendment, modification or supplement in respect of any of the foregoing. Except as otherwise set forth on Schedule 3.7(b), each Material Contract and each Customer Contract to which the Company is a party (including any Material Contract or Customer Contract entered into after the date hereof pursuant to Section 5.1) is in full force and effect, and there exists no material default by the Company or, to the best of Seller’s knowledge, any event, occurrence, condition or act which, with the giving of notice, the lapse of time or the happening of any further event or condition or any combination thereof, would become a material default by the Company thereunder.

(c) Prior to the date hereof, Seller has made available, or caused to be made available, to Buyer correct and complete copies of all Material Contracts listed on Schedule 3.7(b).

3.8 Proceedings.

(a) Except as set forth in Schedule 3.8(a), there is no suit, action or legal, administrative or arbitration proceeding (including any citations, complaints, consent orders, compliance schedules or other similar enforcement orders) or any governmental investigation (each, a “Proceeding” and collectively, “Proceedings”), pending or, to the best of Seller’s knowledge, threatened, before any Authority or arbitrator against Seller or the Company (i) seeking to restrain or prohibit the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby (other than any such Proceedings which are also pending or threatened against Buyer or any of its Affiliates (other than Seller or the Company), including any of their respective directors, officers or employees), or (ii) except as would not result in a Material Adverse Effect, seeking to modify, suspend, revoke, withdraw, terminate or otherwise limit any material Permit or Easement used or held by the Company.

(b) As of the date of this Agreement, except as set forth on Schedule 3.8(b), the Company is not (i) subject to any Judgment or (ii) a party to or, to the best of Seller’s knowledge, threatened to be made a party to any Proceedings where an adverse outcome would result in liability to the Company in excess of $50,000.

3.9 Compliance with Legal Requirements. Except as specified in Schedule 3.9, the Company is in compliance with all applicable material Legal Requirements. In addition, except as set forth on Schedule 3.9, to the best of Seller’s knowledge:

(a) as of the date of this Agreement, the Company has not in the past two years received any written notification or oral communication from any Authority (i) asserting that the Company is not in compliance in all material respects with any material Legal Requirement, or has otherwise engaged in any unlawful business practice, (ii) threatening to revoke or suspend (on a temporary or permanent basis) any material Permit of the Company issued by, or any franchise, seat or membership in, any Authority, or (iii) entering an order against the Company or requiring the Company to enter into a temporary or permanent cease and desist order, agreement or memorandum of understanding (or requiring the managers thereof to adopt any resolution or policy) that would restrict or otherwise adversely affect the ability of the Company to conduct its business as currently conducted;

(b) as of the date of this Agreement, there is no pending or threatened material investigation, review or disciplinary Proceeding by any Authority against the Company or any manager, officer, director or employee thereof;

(c) neither the Company, nor any Affiliate thereof, is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of material Permits held by the Company, and there is no reasonable basis for a Proceeding or investigation, whether formal or informal, preliminary or otherwise, that is reasonably likely to result in, any such statutory disqualification, censure, limitation, suspension or revocation; and

(d) none of the Company nor its executive officers is required to be registered as a broker, dealer, investment adviser, investment company, securities exchange, alternative trading system, commodity trading advisor, commodity pool operator, futures commission merchant, clearing agency or transfer agent under any Legal Requirement under which it is not already so registered.

3.10 Permits. The Company currently holds all material Permits that are necessary for the conduct of its business as presently conducted. All such Permits are in full force and effect and the Company has, to the extent required, made all filings necessary to request the timely renewal or issuance of all Permits necessary and material to its business prior to the Closing for it to own, operate, use and maintain its assets and to conduct its business as it is currently being conducted.

3.11 Intellectual Property.

(a) Schedule 3.11(a) sets forth a complete and correct list of the following categories of the Company Owned Intellectual Property: (A) registered (including applications for registration) and material unregistered trademarks; (B) issued Patents and patent applications; (C) registered (including applications for registration) Copyrights; (D) material software other than commercially available “shrink wrap” software and other “off-the-shelf” software; and (E) domain names, in each case listing, as applicable, the registration or application number, and in the case of a registration or application, the registered owner or applicant of record, and the jurisdiction of application or registration. Schedule 3.11(a) also sets forth (i) all material agreements under which the Company uses Company Licensed Intellectual Property (other than commercial “shrink wrap” software and other “off-the-shelf” software) and (ii) all material agreements under which the Company has licensed to others the right to use Company Intellectual Property (other than commercially available “off-the-shelf” software), in each case, specifying the parties to the agreement.

(b) The Company Intellectual Property constitutes all of the Intellectual Property that is currently used in the business of the Company as such business is currently operated and conducted by the Company, and the Company owns, free and clear of Liens (other than any Permitted Encumbrances, but including any adverse ownership claims of consultants, contractors and employees), or otherwise possesses full, legally enforceable rights to use the Company Intellectual Property.

(c) The Company is currently in compliance with all Legal Requirements (including the payment of all necessary filing, examination and maintenance fees and submissions of required filings) in respect of all Company Owned Intellectual Property that is registered or for which an application to register has been filed with any Authority.

(d) Prior to the Closing, pursuant to the Intellectual Property Transfer Agreement, Seller and any applicable Affiliates will have assigned to the Company all their rights that relate to the creation or development of any Company Owned Intellectual Property.

(e) The Company has taken all reasonable steps (i) to protect and maintain the Company Owned Intellectual Property (including to preserve the confidentiality of all of the Trade Secrets that comprise any part thereof), and (ii) to preserve the confidentiality of any information owned by another party and provided to the Company on a confidential basis and to use such information only as permitted by the owner thereof. To the best of Seller’s knowledge, the Company’s rights with respect to the Company Owned Intellectual Property, including its rights to use any of the Company Intellectual Property, are valid and enforceable. To the best of Seller’s knowledge, there is not currently any pending or any threatened written assertion or claim, and there has been no such written assertion or claim, involving the Company challenging the validity or enforceability of, or contesting the Company’s rights with respect to, any of the Company Owned Intellectual Property or any agreement relating thereto. To the best of Seller’s knowledge, there is no pending or threatened written assertion or claim and there has been no such written assertion or claim contesting any of the Company’s rights with respect to any Company Licensed Intellectual Property.

(f) To the best of Seller’s knowledge, none of the use of any Company Intellectual Property by the Company, the conduct and operations of the business of the Company as currently conducted, or the current provision of products or services therein by the Company, infringes upon, misappropriates or violates in any way the rights of any Person (including rights in Intellectual Property). To the best of Seller’s knowledge, there is no pending or threatened, written assertion or claim, and there has been no such written assertion or claim against the Company that the Company’s use or exploitation of any Company Owned Intellectual Property, or the conduct or operation of the business of the Company as currently conducted or the provision of products or services therein, infringes upon, misappropriates or violates in any way the rights of any Person (including rights in Intellectual Property).

(g) The Company is not currently in default in any material respect with regard to any agreement relating to Company Intellectual Property, and, to the best of Seller’s knowledge, there exists no condition or event (including the execution, delivery and performance of this Agreement) which, with the giving of notice or the lapse of time or both, would constitute a default by the Company under any agreement relating to the Company Intellectual Property listed on Schedule 3.11(a), or would give any Person any rights of termination or cancellation under any such agreement. Prior to the date hereof, Seller has made available, or caused to be made available to Buyer correct and complete copies of those Contracts required to be listed in Schedule 3.11(a).

(h) To the best of Seller’s knowledge, there are no material unauthorized uses, disclosures, infringements, or misappropriations by any third party of any Company Owned Intellectual Property or any material breaches by any third party of any licenses or agreements involving such Company Owned Intellectual Property. The Company is currently not a party to any suit, action or Proceeding that involves a claim or assertion by the Company against a third party for infringement or misappropriation of, or breach of an agreement involving, any Company Intellectual Property.

(i) The Company’s practices regarding the collection and use of customer personal information are and have been in accordance in all material respects with such privacy policies and with all applicable Legal Requirements.

(j) To the best of Seller’s knowledge, the Company has not experienced any material defects in the Software and hardware used in its business as it is currently conducted that have not been fully resolved, including any material error or omission in the processing of any data. The Company has in place reasonable disaster recovery plans and procedures, and backup equipment and facilities, which, to the best of Seller’s knowledge will allow the Company to protect its customer accounts and, where circumstances permit, continue its businesses without material disruption during persistent equipment or telecommunications failure. To the best of Seller’s knowledge, no Software comprised within the Company Owned Intellectual Property (i) contains any computer code or any other procedures, routines or mechanisms which permit a third party to access such Software without authorization; or (ii) is subject to the terms of any “open source,” “copyleft,” or other similar licenses that would require the source code of the Software to be publicly distributed.

(k) Buyer acknowledges, on behalf of itself and its current and future Affiliates (including the Company, as of the Closing) that the foregoing representations and warranties are the only representations and warranties, either express or implied, made by Seller or any of its Affiliates with respect to the Company Intellectual Property, and that there are no representations and warranties, either express or implied, with respect to the Company Intellectual Property contained in the Intellectual Property Transfer Agreement.

3.12 Employee Relations.

(a) (i) The employees employed by the Company are not represented by any labor union or other labor representative, (ii) there are no collective bargaining agreements or other similar arrangements in effect with respect to such employees and (iii) to the best of Seller’s knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any employees employed by the Company.

(b) (i) Since January 1, 2002 there has not occurred or, to the best of Seller’s knowledge, been threatened any strikes, slow downs, picketing, work stoppages, concerted refusals to work or other similar labor activities with respect to employees employed by the Company and (ii) no material grievance or arbitration or other labor-related Proceeding involving, or in respect of, the Company is pending or, to the best of Seller’s knowledge, threatened.

(c) The Company is in compliance with all material Legal Requirements relating to the employment, termination of employment and terms and conditions of employment of all former, current, and prospective employees, independent contractors and “leased employees” (within the meaning of Section 414(n) of the Code) of the Company.

(d) No individual has been treated by the Company, as a “leased employee” (within the meaning of Section 414(n) of the Code).

(e) Schedule 3.12(e) sets forth, for each In-Scope Employee, the location, position, annual salary or hourly wage rate, most recent annual bonus and target bonus and, if applicable, the type of leave of absence.

3.13 Employee Benefits.

(a) Schedule 3.13(a) sets forth a complete and correct list of each Seller Plan and specifically identifies each Seller Plan to which the Company contributes or that is sponsored or maintained by the Company, in each case, exclusively for the benefit of its active employees (each such Seller Plan, a “Company Plan”). Seller has made available or delivered to Buyer true and complete copies of the following documents to the extent applicable: (x) with respect to each Company Plan, (i) the documents embodying such Company Plan, including any amendments thereto, and (ii) the most current summary plan description related thereto, including any amendments thereto, and (y) with respect to each other Seller Plan, either the documents embodying such Seller Plan or the summary plan descriptions for such Seller Plan.

(b) Each Seller Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that the Seller Plan is qualified or the remedial amendment period applicable to such Seller Plan has not expired and will not, prior to the Closing, expire and nothing has occurred since the date of such letter that could reasonably be expected to cause any such Seller Plan or trust to cease to be so qualified. Seller has delivered to Buyer the most recent favorable determination letter from the IRS with respect to the Reuters 401(k) Plan.

(c) Each Seller Plan has been maintained and administered, in all material respects, in accordance with its terms and all applicable Legal Requirements and (ii) no event has occurred in connection with which the Company or any Seller Plan, directly or indirectly, could be subject to any Liability under any of the joint and several liability provisions of Title I or IV of ERISA or the Code applicable to any Plan, in each case of (i) and (ii), other than as would not be likely to result in any material liability to the Company or, following the Closing, Buyer or any of its Affiliates.

(d) No Seller Plan is an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) as to which the Company may incur any liability under Title IV of ERISA or Section 412 of the Code. No Seller Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) or a “multiple employer plan” (within the meaning of Section 413(c) of the Code).

(e) Except as disclosed in Schedule 3.13(e), the consummation of the transactions contemplated hereby, either alone or in combination with another event, will not (i) entitle any employee of the Company or any group of such employees to any payment or benefits, (ii) increase the amount of compensation or benefits due to any such employee or (iii) accelerate the time of vesting, payment or funding of any compensation or benefit.

(f) With respect to each Seller Plan, (i) all material contributions, expenses and payments due from the Company to the date hereof have been made and (ii) as of the date of this Agreement, there are no pending or, to the best of Seller’s knowledge, threatened material Proceedings or audits by any Authority (other than routine claims for benefits) with respect to any such Plan or against or involving the assets of any such Plan.

3.14 Taxes. Except as set forth on Schedule 3.14:

(a) Seller has caused to be timely filed, or will cause to be timely filed, with the appropriate taxing authorities all material Tax Returns that are required to be filed by, or with respect to, the Company and its business on or prior to the Closing Date. Such Tax Returns have accurately reflected in all material respects and, in the case of Tax Returns to be filed, will accurately reflect in all material respects all liability for Taxes with respect to the Company and its business for the periods and Taxes covered thereby.

(b) All material Taxes relating to the Company and its business for all taxable years or other taxable periods (including portions thereof) prior to the Closing have been or will be timely paid by the Company, or, in the case of those Taxes set forth on Schedule 3.14, are being contested in good faith by the Company and have been reserved against in the Historical Financial Statements for the year ended December 31, 2004.

(c) The amount of the Company’s liability for unpaid Taxes for all periods ending on or before December 31, 2004 does not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) as shown in the Historical Financial Statements for the year ended December 31, 2004.

(d) There are no Liens (other than Permitted Encumbrances) with respect to any Taxes upon the Company or any of its assets.

(e) There are no pending or, to the best of Seller’s knowledge, threatened, audits or investigations relating to any Taxes for which the Company may become directly or indirectly liable.

(f) No deficiencies for any Taxes have been proposed, asserted or assessed against the Company.

(g) There are no agreements in effect to extend the period of limitations for the assessment or collection of any Taxes for which the Company may become liable and no requests for any such agreements are pending.

(h) No claim has ever been made by any Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i) The Company has withheld from its employees and timely paid to the appropriate Authority, in compliance with all Tax withholding provisions of all applicable Legal Requirements, amounts for all periods through the date hereof that are correct in all material respects.

(j) Seller has furnished or made available to Buyer complete and accurate copies of all Tax Returns filed by the Company on or prior to the date hereof for all tax periods beginning on or after September 28, 2001.

(k) Except as set forth on Schedule 3.14(k), there are no agreements relating to the allocating or sharing of Taxes to which the Company is a party. Any agreements relating to the allocating or sharing of Taxes set forth on Schedule 3.14(k) between Seller and the Company will be terminated prior to the Closing. The Company is not liable for Taxes of any other Person, nor is it currently under any contractual obligation to indemnify any Person with respect to any amounts of Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes), nor is it a party to any agreement providing for payments by the Company with respect to any amount of Taxes.

(l) The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar provision of law to which the Company may be subject, other than the affiliated group of which Seller is the common parent.

(m) The Company has not constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code. The Company is not nor has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and the Buyer is not required to withhold tax on the purchase of the Company by reason of Section 1445 of the Code.

(n) The Company has not agreed nor is it required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by it or any other relevant party and, to the best of Seller’s knowledge, the IRS has not proposed any such adjustment or change in accounting method, nor does the Company have any application pending with any Authority requesting permission for any changes in accounting methods that relate to the business or assets of the Company.

(o) No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company.

(p) The transactions contemplated by this Agreement will not result in the payment or series of payments by the Company to any person of an “excess parachute payment” within the meaning of Section 280G of the Code.

(q) The Company has not participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).

(r) The aggregate adjusted basis for federal income tax purposes of the Company Stock as of the date of this Agreement is no less than the Purchase Price, as adjusted pursuant to Section 2.3.

3.15 Capitalization; Investments.

(a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 1,000 shares of Company Common Stock are issued and outstanding. All of the issued and outstanding capital stock of the Company is duly authorized, validly issued, fully paid and nonassessable. Seller has good and valid title to all of the issued and outstanding capital stock of the Company free and clear of all Liens and upon delivery of the Company capital stock to the Buyer pursuant to this Agreement, Buyer will acquire good and valid title to the Company capital stock free and clear of all Liens, other than restrictions imposed by applicable securities laws.

(b) Except as set forth on Schedule 3.15(b)(i) there are no outstanding obligations, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any kind relating to the capital stock of the Company, or obligating the Company to issue or sell any shares of its capital stock. Except as set forth in Schedule 3.15(b)(ii), there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or partnership or other equity interests or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person. Other than as set forth on Schedule 3.15(b)(iii), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the capital stock of the Company.

(c) Except as set forth on Schedule 3.15(c), the Company does not, directly or indirectly, (i) own, of record or beneficially, any outstanding voting securities or other equity interests in any Person or (ii) Control any other Person.

3.16 Environmental Matters. Except as set forth in Schedule 3.16 and except as would not be reasonably expected to result in material Liability under any applicable Environmental Laws:

(a) The Company (i) is and during the term of all applicable statutes of limitation has been in compliance with applicable Environmental Laws and (ii) has received and during the term of all applicable statutes of limitation is and has been in compliance with all Permits required under Environmental Laws for the conduct of its business. Such Permits were validly issued and are in full force and effect, and all required applications, notices or other documents have been timely filed to effect timely renewal, issuance or reissuance of such Permits. There is no present reason to believe, to the best of Seller’s knowledge, that any such Permits required for continued operation of the respective businesses will not be renewed when sought.

(b) The Company has not been nor is it presently the subject of any pending Environmental Claim, and to the best of Seller’s knowledge, no Environmental Claim is pending or threatened against the Company or against any Person whose liability for the Environmental Claim the Company has retained or assumed either contractually or by operation of law.

(c) Except in circumstances that would not reasonably be expected to result in an Environmental Claim against the Company, to the best of Seller’s knowledge, (i) neither the Company, nor any other Person has managed, used, stored, or disposed of Hazardous Materials on, at or beneath any properties currently or previously owned, leased, operated or used by the Company, and (ii) no Hazardous Materials are present at such properties.

(d) To the best of Seller’s knowledge, none of the properties presently owned, leased or operated by the Company contains any underground storage tanks, aboveground storage tanks, asbestos or asbestos-containing-material, polychlorinated biphenyls, or radioactive materials.

(e) No Lien, except for Permitted Encumbrances, imposed by any Authority pursuant to any Environmental Law is currently outstanding on any property owned by the Company.

3.17 Finders and Brokers. The Company has not entered into any contract, arrangement or understanding with any Person, nor is Seller or the Company aware of any claim or basis for any claim based upon any act or omission of the Company, which may result in the obligation of Buyer or the Company to pay to any Person any finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

3.18 Regulatory Registrations and Memberships.

(a) The Company is registered with the SEC as a broker-dealer under Section 15(b) of the Exchange Act, and is a member in good standing of the NASD. Schedule 3.18(a)

sets forth (i) the jurisdictions in which the Company is registered as a broker-dealer, (ii) the jurisdictions of the United States of America in which the Company does business but is not registered as a broker-dealer, and (iii) for each jurisdiction referenced in clause (ii), the exception from registration of which the Company is availing itself.

(b) Schedule 3.18(b) lists all of the Self-Regulatory Organizations of which the Company is a member.

(c) The Company and, to the best of Seller’s knowledge, each of the managers, officers and employees of the Company who is required to be registered as a broker-dealer, an investment adviser, a registered representative, a registered principal or in a similar capacity with any Authority is duly registered as such and all such registrations are in full force and effect. All Legal Requirements in respect of such registrations have been complied with and, as currently filed, all such registrations and all periodic reports required to be filed with respect thereto are accurate and complete in all material respects. The Company is in compliance with SEC Rule 15c3-1 and any net capital requirements imposed by any Self-Regulatory Organization of which it is a member.

(d) Schedule 3.18(d) lists all of the offices of supervisory jurisdiction (within the meaning of NASD Rule 3010(g)(1)) and all branch office locations of the Company.

3.19 Customers and Other Matters.

(a) For purposes of this Agreement, “Customer” means any Person to whom the Company provides services under any Contract. Except as set forth on Schedule 3.19(a), with respect to the Company, as of the date of this Agreement, there are no material disputes pending or, to the best of Seller’s knowledge, threatened with any Customer or with any former Customer, and, as of the date of this Agreement, no Customer or former Customer has made or, to the best of Seller’s knowledge, threatened to make any complaint that would have to be reported to the NASD pursuant to NASD Rule 3070.

(b) The Company is in compliance with Regulation T of the Board of Governors of the Federal Reserve System, NASD Rule 2520 and the margin rules or similar rules of any Self-Regulatory Organization of which it is a member, including rules governing the extension or arrangement of credit to Customers.

(c) The Company is in full compliance with Rules 15c3-1, 15c3-3, 17a-3, 17a-4, 17a-5, and 17a-8 under the Exchange Act and the Company has not given, nor is it required to give, notice to the SEC or any Self-Regulatory Organization under any provision of Rule 17a-11 under the Exchange Act except as otherwise noted on Schedule 3.19(c).

3.20 Reports. Except as set forth on Schedule 3.20, to the best of Seller’s knowledge, the Company has timely filed all reports, registrations, statements and other filings, together with any amendments required to be made with respect thereto, that were required to be filed with or pursuant to the rules of any Authority (all such reports and statements, including the financial statements, exhibits, annexes and schedules thereto, being collectively referred to herein as the “Reports”). Each of the Reports, when filed, complied in all material respects as to form with, and the requirements of, the applicable Authorities.

3.21 Consents. Except as set forth on Schedule 3.21, the Company is not required to submit any notice, report or other Filing with any Authority in connection with the execution, delivery or performance of this Agreement or the Related Agreements. Except as set forth on Schedule 3.21, no Consent is required to be obtained by the Company in connection with its execution, delivery or performance of this Agreement or the Related Agreements.

3.22 Investment Purpose. Seller is acquiring the Instinet Common Stock under this Agreement for its account for investment only and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, it being understood that Seller shall have the right to sell or dispose of any of the Instinet Common Stock acquired under this Agreement pursuant to an effective registration statement or exemption therefrom under the Securities Act and in compliance with any state securities laws. Seller understands that Seller must bear the economic risk of this investment for an indefinite period of time because the Instinet Common Stock acquired under this Agreement is not registered under the Securities Act or any state securities laws. Seller has been advised that the shares are not being registered under the Securities Act upon the basis that the transaction contemplated hereby is exempt from such registration requirements pursuant to regulations promulgated by the SEC, and that reliance by Buyer on such exemptions are predicated in part on Seller’s representations set forth herein. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated by the SEC. Seller, to the extent it has deemed necessary, has consulted with Seller’s attorneys, financial advisors and others regarding all financial, securities and tax aspects of the proposed investment, and said advisors have reviewed this Agreement and the Related Agreements to which it is a party on Seller’s behalf. Seller and Seller’s advisors have sufficient knowledge and experience in business and financial matters to evaluate the risk of an investment in Buyer. Seller and Seller’s advisors have had an opportunity to ask questions of and to receive answers from the officers of Buyer and to obtain additional information from Buyer regarding the business, operations and financial condition of Buyer and its Subsidiaries.

3.23 Affiliate Transactions.

(a) Set forth on Schedule 3.23(a) is a list, as of the date of this Agreement, of the (i) intercompany services that Seller and its Affiliates (other than the Company) currently provide as of the date of this Agreement to the Company and (ii) intercompany services that the Company currently provide as of the date of this Agreement to Seller and its Affiliates (other than the Company), in each case, involving an amount in excess of $10,000 per month.

(b) Except as set forth on Schedule 3.23(b), as of the date of this Agreement, none of Seller or any of its Affiliates (other than the Company) is a party to any Contract with the Company involving an amount in excess of $10,000 per month.

(c) To the best of Seller’s knowledge, as of the date of this Agreement, none of the officers or directors of Seller, the Company or the Seller’s Subsidiaries (i) has outstanding any Indebtedness or other similar obligations owed to them by the Company or (ii) otherwise is a party to any Contract with the Company, except for contracts relating to compensation for services as an officer, director or employee thereof.

3.24 Exclusive Soft Dollar Customers. Schedule 3.24 sets forth (a) a complete and correct list of the Exclusive Soft Dollar Customers as of the date of this Agreement and (b) the average monthly amount invoiced by Reuters America LLC or its Affiliates to the Company

for ReutersStations on behalf of each such Exclusive Soft Dollar Customer from January 2004 through January 2005 (or, in the event any Exclusive Soft Dollar Customer as of the date of this Agreement did not soft ReutersStations through the Company until after January 2005, the average monthly amount invoiced by Reuters America LLC or its Affiliates to the Company for ReutersStations on behalf of each such Exclusive Soft Dollar Customer in February 2005 to the extent available) (such average monthly amount as to each Exclusive Soft Dollar Customer, the “Exclusive Soft Dollar Amount”).

3.25 Parent’s Due Organization, Authorization and Validity of Agreements.

(a) Parent is a corporation duly organized and validly existing under the laws of England and Wales. Parent has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder.

(b) The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly authorized and approved by all necessary corporate action. This Agreement has been duly executed and delivered by Parent and, assuming that this Agreement is a legal, valid and binding obligation of each of the other parties hereto, is a legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller as follows:

4.1 Due Organization, Good Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite power and authority to own, lease and operate its assets and to conduct the business being conducted by it. Buyer has delivered true, correct and complete copies of its certificate of incorporation and by-laws to Seller.

4.2 Authorization and Validity of Agreements.

(a) Buyer has all requisite power and authority to execute and deliver this Agreement and each of the Related Agreements to which it is a party and to perform its obligations hereunder and thereunder.

(b) The execution, delivery and performance by Buyer of this Agreement and any Related Agreement to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary action. This Agreement has been executed and delivered by Buyer and, assuming that this Agreement is a legal, valid and binding obligation of each of the other parties hereto, is a legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms. Each of the Related Agreements to which Buyer will be a party will, upon its execution and delivery, be the legal, valid and binding obligation of Buyer, enforceable against it in accordance with its terms, assuming that each of the Related Agreements to which Buyer will be a party will, upon its execution and delivery, be a legal, valid and binding obligation of each of the parties thereto.

4.3 Absence of Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Related Agreements to which it will be a party, and the consummation by it of the transactions contemplated hereby and thereby, does not and will not (i) violate any Legal Requirement applicable to Buyer, (ii) conflict with, or result in the breach of any provision of, Buyer’s certificate of incorporation and by-laws, (iii) result in the creation of any Lien upon any of Buyer’s material assets or (iv) except as set forth on Schedule 4.3, violate, conflict with or result in the breach or termination of, or otherwise give any other Person the right to terminate, or constitute a default, event of default or an event which, with notice, lapse of time or both, would constitute a default or event of default, in each case, in a material respect, under the terms of any material Contract or material Permit to which Buyer or any of its Subsidiaries is a party or by which its properties or businesses are bound.

4.4 Finders and Brokers. Buyer has not entered into any contract, arrangement or understanding with any Person or firm, nor is Buyer aware of any claim or basis for any claim based on any act or omission of Buyer, which may result in the obligation of Seller to pay any finder’s fees, brokerage or agents’ commission or other like payments in connection with the negotiation leading to this Agreement and the Related Agreements or the consummation of the transactions contemplated hereby and thereby.

4.5 Valid Authorization and Issuance. All shares of Instinet Common Stock to be issued by Buyer to Seller on the Closing Date pursuant to this Agreement, when issued, shall be duly authorized and validly issued, and shall be fully paid and nonassessable, free and clear of all Liens, other than restrictions imposed by applicable securities laws.

4.6 Proceedings. There is no Proceeding pending or, to the best of Buyer’s knowledge, threatened against Buyer or any of its Subsidiaries, before any Authority or arbitrator seeking to restrain or prohibit the execution of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby (other than any such Proceedings which are also pending or threatened against Seller or any of its Affiliates (other than Buyer or the Company), including any of their respective directors, officers or employees).

4.7 Consents. Neither Buyer nor any of its Subsidiaries is required to submit any notice, report or other Filing with any Authority in connection with the execution, delivery or performance of this Agreement or the Related Agreements. No Consent is required to be obtained by Buyer or any of its Subsidiaries in connection with its execution, delivery or performance of this Agreement or the Related Agreements.

4.8 Buyer SEC Reports; Financial Statements. Since January 1, 2003, Buyer has filed all forms, reports and other documents required to be filed by it with the SEC (the “Buyer SEC Documents”). The Buyer SEC Documents, as of the date filed, complied or will comply, in all material respects as to form with all applicable requirements of the Exchange Act and the rules under the Exchange Act. None of such Buyer SEC Documents contained, when filed, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of Buyer included in the Buyer SEC Documents were prepared in accordance with GAAP and consistently applied throughout the periods involved (except as may be indicated in the notes thereto.) The financial statements of Buyer included in the Buyer SEC documents fairly present in conformity in all material respects with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and Regulation

S-X of the SEC the consolidated financial position of Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal, recurring year end adjustments and the absence of notes thereto).

4.9 Listing. The Instinet Common Stock constituting the Purchase Price will, as of the Closing, be approved for listing on the NASDAQ Stock Market’s National Market, subject to notice of issuance.

4.10 Investment Purpose. Buyer is acquiring the Company Stock under this Agreement for its account for investment only and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act, it being understood that Buyer shall have the right to sell or dispose of any of the Company Stock acquired under this Agreement pursuant to an effective registration statement or exemption therefrom under the Securities Act and in compliance with any state securities laws. Buyer understands that Buyer must bear the economic risk of this investment for an indefinite period of time because the Company Stock acquired under this Agreement is not registered under the Securities Act or any state securities laws. Buyer has been advised that the shares are not being registered under the Securities Act upon the basis that the transaction contemplated hereby is exempt from such registration requirements pursuant to regulations promulgated by the SEC, and that reliance by Seller on such exemptions are predicated in part on Buyer’s representations set forth herein. Buyer acknowledges and agrees that the certificates representing the Company Stock may bear legends to the effect that the Company Stock is not registered under the Securities Act or any state securities laws and that no sales or transfers of the Company Stock may be effected unless pursuant to an effective registration statement or exemption therefrom under the Securities Act and in compliance with any state securities laws.

ARTICLE V

COVENANTS

5.1 Conduct of the Business Pending the Closing.

(a) Seller covenants and agrees that, during the period commencing on the date hereof and ending at the Closing, except with the prior written consent of Buyer (which shall not be unreasonably withheld or delayed), or as explicitly contemplated by this Agreement or required by law, and except as set forth in Schedule 5.1, it shall not, and shall not permit the Company to, take any of the following actions:

(i) amend its Constituent Documents;

(ii) take any action that constitutes a Voluntary Bankruptcy or dissolve or liquidate;

(iii) make any material change in any of its lines of business;

(iv) sell, transfer, license, lease or otherwise dispose of or encumber any of its assets with a fair market value, individually or in the aggregate, in excess of $50,000;

(v) enter into, amend or modify in any material respect or terminate any Material Contract, material Customer Contract or material real property lease or waive or assign any material right thereunder, in each case, other than in the ordinary course of business;

(vi) create any Subsidiary or enter into any joint venture or partnership with any other Person;

(vii) merge with or into, or consolidate with or convert into, another Person;

(viii) terminate, or amend or modify in any material respect, any material Permit or government approval, other than (A) as required by any applicable Authority or (B) in connection with the transactions contemplated by this Agreement or any Related Agreement;

(ix) make any capital expenditures or commitments that will create or result in aggregate commitments on the part of the Company in excess of $50,000;

(x) commence or settle any litigation, arbitration or administrative proceeding if such litigation, arbitration, proceeding or settlement involves (i) a cost to the Company in excess of $50,000 or (z) any material and adverse effect on the conduct of the Company’s business;

(xi) enter into, amend, modify in a material way or terminate any collective bargaining agreement;

(xii) enter into any transaction or series of transactions with, including any loan, advance or capital contribution to or investments in, Seller or any of its Affiliates (other than the Company);

(xiii) make or agree to make any payment of cash or distribution of assets to any of Seller or its Affiliates (other than the Company), by way of dividend or otherwise;

(xiv) issue or sell any shares of capital stock, partnership interests, membership interests or other equity in the Company, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for any such shares of capital stock, membership interests, partnership interests or other equity;

(xv) directly or indirectly redeem, purchase or otherwise acquire any shares of capital stock, partnership interests, membership interests or other equity in the Company;

(xvi) unless (x) in the ordinary course of business in accordance with its existing policies, (y) as may be required by Legal Requirements or (z) as required by a Seller Plan, (A) grant any increases in wages or salaries payable to or benefits of any of the employees, consultants, independent contractors or directors of the Company (provided that, for purposes of this subsection (A), the carve-out in (x), above, shall not apply to In-Scope Employees identified as members of the “executive team” on Schedule 3.12(e)), (B) enter into or commit to enter into any Plan or amend any Seller Plan, in each case with or for any current employee, consultant or director of the Company, (C) pay or agree to pay any compensation or benefit to any current officer, employee, consultant, independent contractor or director of the Company or accelerate the vesting, funding of payments of any compensation payment or benefit to any such person or group of persons, or (D) hire any new employees, consultants or independent contractors of the Company;

(xvii) change its policies, procedures, principles or methods of Tax or financial accounting, other than as required by a change in GAAP or other applicable laws;

(xviii) settle or compromise any material Tax liability or agree to any material adjustment of any Tax attribute or change any material election with respect to its Taxes, or fail to file any material Tax Return when due or fail to cause such Tax Returns when filed to be complete and accurate in all material respects;

(xix) fail to pay accounts payable and other obligations when they become due and payable, except in the ordinary course of business consistent with past practice;

(xx) incur, assume or guarantee any Indebtedness or enter into any swap or other off-balance sheet transaction for its own account;

(xxi) transfer to any Person ownership of or otherwise grant any Person any exclusive or material license to any Company Owned Intellectual Property or permit any Company Owned Intellectual Property to lapse, expire or become abandoned, in each case other than in the ordinary course in a manner consistent with past practice; or

(xxii) agree, whether in writing or otherwise, to do any of the foregoing.

(b) Seller covenants and agrees that, during the period commencing on the date hereof and ending at the Closing, except with the prior written consent of Buyer, or as explicitly contemplated by this Agreement, it shall use its reasonable best efforts to cause the Company to do the following: conduct its operations in the usual and ordinary course of business, consistent with past practice; keep available the services of its present employees, contract service providers and other suppliers, Customers and others having business relationships with it; preserve intact the present business organization of the Company; and maintain the operating assets and equipment of the Company, including Intellectual Property owned or held under license by the Company, in normal operating condition and repair (subject to normal wear and tear) in accordance with past practice and maintain and renew all registrations of Intellectual Property currently registered to the Company in the ordinary course of business.

5.2 Further Actions. Each of the Parties covenants and agrees (and Seller shall cause the Company) to act in good faith and to use its reasonable best efforts:

(a) to cause all conditions to the obligations of the Parties to consummate the Closing specified in Article VI to be satisfied at or prior to the Closing Date, but only to the extent that such conditions relate to such Party’s obligations, covenants, representations or warranties hereunder and under the Related Agreements to be entered into by such Party;

(b) to obtain and effect prior to the Closing all Permits, Consents and Filings required for such Party to consummate the transactions contemplated hereby and by the Related Agreements to be entered into by such Party; and

(c) to cooperate to obtain promptly all necessary waivers, consents and approvals from other parties to Material Contracts and Customer Contracts.

5.3 Right of Access; Confidentiality.

(a) Seller shall cause the Company to afford and to cause its officers, directors, employees, auditors, counsel and agents to afford, upon reasonable notice, the officers, employees, auditors, counsel and agents of Buyer reasonable access during regular business hours to the Company’s officers, employees, auditors, counsel, agents, properties, offices and other facilities and to all of its books and records, and shall furnish the Buyer and its representatives with all financial, operating and other data and information as they may reasonably request. Notwithstanding the foregoing, in no event shall the Company be required to provide any information which it reasonably believes it may not provide pursuant to this Section 5.3(a) by reason of any applicable Legal Requirement, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract, agreement or understanding with third parties.

(b) From and after the date hereof until the Closing, Buyer shall, and shall cause its Subsidiaries and its and their employees, counsel, financial advisors and other representatives to, treat as confidential and safeguard, and not to use or disclose except as expressly agreed in writing by Seller, any and all Confidential Information, owned or held by the Company, in each case by using the standard of care used by Buyer to prevent the unauthorized use, dissemination or disclosure of its own confidential information, which in any event shall not be less than a reasonable standard of care.

(c) From and after the date hereof, Seller shall, and shall cause its respective Affiliates (including, until the Closing, the Company) and its and their employees, counsel, financial advisors and other representatives to, treat as confidential and safeguard, and not to use or disclose except as expressly agreed in writing by Buyer or its Affiliates, any and all Confidential Information, owned or held by the Company, in each case by using the standard of care used by Seller to prevent the unauthorized use, dissemination or disclosure of its own confidential information, which in any event shall not be less than a reasonable standard of care. Notwithstanding the foregoing, from and after the date hereof until the Closing, this provision shall not restrict Seller and its Affiliates’ use or disclosure of Confidential Information in the ordinary course of business consistent with past practice.

(d) “Confidential Information” means any and all information, knowledge and data of the Company or used under license by the Company (including Trade Secrets comprised within the Company Intellectual Property) other than information, knowledge and data that is publicly available or becomes publicly available other than through an act or omission of the party owing a duty of confidentiality, or becomes available on a non-confidential basis from a source other than the party owing a duty of confidentiality so long as such source is not known by such party to be bound by a confidentiality agreement with or other obligations of secrecy to the other party. Notwithstanding the foregoing, in the event that any Party or its Affiliates or employees, counsel, financial advisors or other representatives (i) is requested or required to disclose Confidential Information in connection with any judicial or administrative Proceedings or (ii) following consultation with legal counsel, determines that disclosure of Confidential Information is necessary to avoid violating applicable Legal Requirements, then the Party owing a duty of confidentiality with respect to such Confidential Information shall provide the other Parties with prompt notice of such requirement in advance of any such disclosure, and shall cooperate with any such other Party to the extent it may seek to limit such disclosure. In such case, the Party owing a duty of confidentiality may disclose such Confidential Information without liability hereunder, but such Party shall disclose only such information as is required to be disclosed and shall use its reasonable best efforts to obtain a confidentiality order or undertaking with respect to such disclosure.

5.4 Retention of Books and Records.

(a) Following the Closing, Buyer shall cause the Company to retain, until all applicable statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company that related to the period prior to the Closing Date that are required to be retained under retention policies in effect as of the date of this Agreement and to make the same available after the Closing Date for inspection (at an office of the Company or any of its Affiliates designated by Seller) and copying by Seller or its agents at Seller’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such books and records shall be destroyed by Buyer without first advising Seller in writing detailing the contents thereof and providing Seller with at least thirty (30) days of reasonable opportunity to obtain possession thereof. Seller agrees that such records will be kept strictly confidential and used only for compliance with Legal Requirements.

(b) Following the Closing, Seller shall, and shall cause its Affiliates to, retain, until all applicable statutes of limitations (including periods of waiver) have expired, all books, records and other documents pertaining to the Company that relate to the period prior to the Closing Date that are required to be retained under retention policies in effect as of the date of this Agreement and to make the same available after the Closing Date for inspection (at an office of the Seller or any of its Affiliates designated by Buyer) and copying by Buyer or its agents at Buyer’s expense, during regular business hours and upon reasonable request and upon reasonable advance notice. After the expiration of such period, no such books and records shall be destroyed by Seller (and Seller shall not permit such destruction by it Affiliates) without first advising Buyer in writing detailing the contents thereof and providing Buyer with at least thirty (30) days of reasonable opportunity to obtain possession thereof. This Section 5.4(b) shall not limit the obligation of Seller to include in the assets of the Company at Closing all books, records and confidential and proprietary information, relating primarily to the business operations of the Company, that are in the possession of Seller or any of its Affiliates; provided, however, that neither Seller nor any of its Affiliates shall be obligated to include in the assets of the Company at Closing any books, records or other information relating to the consolidated Tax Returns filed by Seller or any of its Affiliates.

5.5 No Other Transactions. Prior to the Closing, Seller shall not, and shall cause the Company not to, and shall use its reasonable best efforts to cause their respective directors, officers, employees, agents and representatives not to, (i) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, (ii) continue, propose or enter into negotiations looking toward, or (iii) enter into any agreement or understanding providing for, any acquisition of the capital stock, partnership interests, membership interests or other equity interests or any of the material assets of the Company (other than this Agreement and the transactions contemplated hereby) or any transaction similar to the arrangement described herein that would have the effect of precluding the consummation of the transactions contemplated hereby; nor shall any of such Persons provide any information to any Person (other than Buyer and its representatives) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any such transaction.

5.6 Filings. As promptly as practicable following the execution and delivery of this Agreement, Seller and Buyer shall each prepare and file any required notifications and reports with any Authority in connection with the transactions contemplated hereby, including without limitation the filings required by NASD. Seller and Buyer will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filings referenced in the previous sentence. Each of Seller and Buyer shall keep each other informed as to the status of any communications with, and any inquiries or requests for additional information from any Authority in connection with the transactions contemplated hereby, including the NASD, and shall comply promptly with any such inquiry or request and shall provide any such supplemental information requested in connection with the filings required in connection with the transactions contemplated hereby. In addition, each of Seller and Buyer shall be required to use their reasonable best efforts to resolve any objections by any applicable Authority to the transactions contemplated hereby.

5.7 Transfer Restrictions. During the period of ten (10) NASDAQ trading days ending on the trading day immediately prior to the Closing Date, (a) Seller agrees not to (and shall cause its Subsidiaries not to), or publicly announce an intention to, transfer, sell, pledge, assign, encumber, hypothecate or otherwise dispose of (including by short sale) any shares of Instinet Common Stock or any security convertible into or exchangeable for Instinet Common Stock or the value of which is derived from the value of Instinet Common Stock (“Instinet Securities”), and (b) Buyer agrees not to (and shall cause its Subsidiaries not to), or publicly announce an intention to, acquire any Instinet Securities or effect any reverse stock split or other transaction which has the effect of reducing the outstanding number of Instinet Securities.

5.8 Non-Compete/Non-Solicitation.

(a) For a period of one (1) year from and after the Closing, Parent shall not, and shall ensure that each other Reuters Entity does not, engage in the Restricted Business in the U.S. (a “Competing Business”); provided that it shall not be deemed to be a violation of this Section 5.8(a) for Parent or any other Reuters Entity to: (i) permit or direct Reuters products or services to be softed through channels other than the Company or any Reuters Entity, so long as such actions do not violate Seller’s exclusivity obligations set forth in Section 5.10; (ii) invest in or own any debt securities or other debt obligations of any Person; (iii) invest in any Person which invests in, manages or operates a Competing Business, so long as the aggregate yearly revenue that such Person derives from such Competing Business is not greater than twenty-five million dollars ($25,000,000); (iv) invest in or own any interest in Buyer, any of its Affiliates or any of their respective successors or assigns; or (v) own any equity interest through any employee benefit plan or pension plan that is independently managed by a third Person (other than Parent or any other Reuters Entity). For purposes of this Section 5.8, “Restricted Business” means doing business as a U.S. broker-dealer engaged in trading equity securities on an agency basis in connection with which customers are provided with ReutersStations based on commission credits (i.e., soft dollars).

(b) For a period of one (1) year after the Closing, Parent shall not, and shall ensure that each other Reuters Entity does not, directly or indirectly, (i) solicit for employment, or employ, any In-Scope Employee while such employee remains employed by the Company or (ii) induce or attempt to influence any such person to terminate his or her employment with the Company; provided, however, that (x) the foregoing shall not prohibit Parent or any other Reuters Entity from speaking to any such person who approaches Parent or any other Reuters Entity on his or her own initiative, it being understood that neither Parent nor any other Reuters Entity shall offer employment or employ any such person without the prior written consent of Buyer and (y) if any such person responds to any general public advertisement placed or general solicitation undertaken by Parent, Seller or their Affiliates in the public media, such advertisement or general solicitation shall not constitute a breach of this Section 5.8(b).

(c) Notwithstanding anything to the contrary in this Agreement, nothing in this Section 5.8 shall (A) restrict in any way the present or future activities of any of the entities that are not, or cease to be, Reuters Entities, including without limitation the entities listed on Schedule 5.8(c) and their respective subsidiaries (collectively, the “Unrestricted Companies”), or (B) impose upon Parent or any other Reuters Entity any obligation with respect to the present or future activities of the Unrestricted Companies.

(d) Because the remedy at law for any breach of the provisions of this Section 5.8 may be inadequate, each of Parent and Seller consents to the seeking from an appropriate court of an injunction or other equitable relief in order that any breach or threatened breach of this Section 5.8 may be effectively restrained.

5.9 Intercompany Accounts and Agreements. Prior to the Closing, all Intercompany Accounts shall be cash-settled or extinguished, such that immediately prior to Closing there will be no Intercompany Accounts outstanding, other than pursuant to the agreements and arrangements set forth on Schedule 5.9. Except for the intercompany agreements set forth on Schedule 5.9, all intercompany agreements, including without limitation the Administrative Services Agreement by and among Reuters America, Inc. and the Company dated January 1, 2004, shall be terminated as of Closing.

5.10 Soft Dollar Exclusivity. From and after the Closing and until December 31, 2005 (the “Exclusivity Period”), to the extent any Exclusive Soft Dollar Customer continues softing ReutersStations during such Exclusivity Period, Seller shall not permit any such Exclusive Soft Dollar Customer to soft ReutersStations other than through the Company; provided that this Section 5.10 shall not prohibit Seller from allowing any Exclusive Soft Dollar Customer to soft ReutersStations through any other Person during the Exclusivity Period so long as, at such time such additional softing is initiated or increased, such Exclusive Soft Dollar Customer is softing ReutersStations through the Company for at least its Exclusive Soft Dollar Amount; provided, further, that in the event that Buyer or the Company does not pay any amount invoiced by Reuters America LLC or its Affiliates to the Company for ReutersStations on behalf of any Exclusive Soft Dollar Customer within thirty (30) days of receipt of such invoice, and

Buyer or the Company, as applicable, does not pay such overdue amount within ten (10) days of receipt of written notice thereof from Reuters America LLC or its Affiliates, the Exclusive Soft Dollar Amount of the applicable Exclusive Soft Dollar Customer shall be reduced by such overdue amount and Seller’s exclusivity obligations pursuant to this Section 5.10 shall be correspondingly reduced by such overdue amount with respect to such Exclusive Soft Dollar Customer until such time that Buyer or the Company, as applicable, pay such overdue amount.

5.11 Transfers of Seller’s Assets. Parent and Seller hereby agree and covenant that, on and after the date hereof and until all of their respective indemnification obligations under Articles IX and X have terminated, no sale, assignment or transfer of all or substantially all of Seller’s assets to any Person (including Parent and any Affiliate of Parent) shall occur, pursuant to a corporate reorganization or otherwise, unless an entity with a net asset value equivalent or higher to the net asset value of Seller as of the date of this Agreement unconditionally assumes or guarantees all of Seller’s obligations under this Agreement and the Related Agreements.

5.12 Third Party Data Providers. From and after the Closing and until December 31, 2005, Buyer shall not and shall cause each of its subsidiaries (including for the avoidance of doubt, the Company) not to, directly or indirectly, enter into any agreement, understanding or arrangement, or solicit or offer to enter into any agreement, understanding or arrangement, with any of the Persons listed on Schedule 5.12 or any of their respective Affiliates (each a “Third Party Data Provider”) pursuant to which customers of Buyer or any of its subsidiaries (including for the avoidance of doubt, the Company) would soft products and/or services of such Third Party Data Provider through Buyer or any of its subsidiaries (including for the avoidance of doubt, the Company) on an exclusive basis; provided that, in the absence of any such agreement, understanding or arrangement between Buyer and its subsidiaries and such Third Party Data Provider, the voluntary decision by any client of Buyer or the Company to soft 100% of the services provided by such Third Party Data Provider shall not be deemed to be a violation of this Section. Seller hereby acknowledges and agrees that, notwithstanding the indemnity provisions set forth in Article IX and Article X, Seller’s sole and exclusive remedy with respect to any breach by Buyer or any of its subsidiaries (including the Company) of the provisions of this Section 5.12 shall be limited only to the termination of Seller’s exclusivity obligations under Section 5.10.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, Buyer may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by Buyer:

(a) Representations and Warranties. The representations and warranties in Section 3.4(c) (Material Adverse Change) and Section 3.15(a) and (b) shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of such date. All other representations and warranties of Seller and Parent contained herein shall be true and correct in all material respects (unless any such representation and warranty is qualified by a materiality standard, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of such date (except that representations and warranties that are made as of a specific date need be so true and correct only as of such date), except to the extent that the failure of any of such representations and warranties to be so true and correct would not result in a Material Adverse Effect.

(b) Each of the covenants and agreements required by this Agreement to have been performed and complied with by Parent or Seller prior to or on the Closing Date shall have been performed and complied with in all material respects prior to or on the Closing Date.

(c) Buyer shall have received a certificate from Parent and Seller as to the satisfaction of the conditions set forth in Sections 6.1(a) and (b) dated the Closing Date, executed by a duly authorized officer of Parent and Seller.

(d) No Judgment of any court restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No Proceedings shall have been instituted by any Person (including any Authority) seeking to prohibit, declare illegal or to enjoin the transactions contemplated hereby or by the Related Agreements, which Proceedings are reasonably likely to be adversely determined.

(e) All consents, approvals or orders listed in Schedule 6.1(e) shall have been obtained.

(f) The Related Agreements shall have been executed and delivered by the parties thereto (other than Buyer), and shall, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligations of such parties, enforceable against such parties in accordance with their terms.

(g) No action shall have been taken by any Authority that would prohibit, restrict in any material respect, materially delay, render illegal or enjoin the consummation of the transactions contemplated hereby or by the Related Agreements.

(h) Buyer shall have received a certificate from Seller (or, if Seller is a disregarded entity for U.S. federal income tax purposes, its owner, as provided by Treasury Regulations Section 1.1445-2(b)(2)(iii)) stating that, as of the Closing Date, Seller (or its owner, as applicable) is not a foreign person, as defined in Treasury Regulations Section 1.1445-2(b)(2)(i), such certification to be in form similar to that described in Section 1.1445-2(b)(2)(iv)(B) of that regulation.

(i) No Soft Dollar Restrictive Event shall have occurred.

(j) The Intellectual Property Transfer Agreement shall have been executed and delivered by the parties thereto (other than Buyer), and the transfer to the Company of the Intellectual Property contemplated thereunder shall have been consummated.

(k) As of Closing, the Company shall have (x) Working Capital that is greater than zero dollars ($0) and (y) Excess Net Capital equal to or greater than (A) if the Net Soft Dollar Adjustment is within the Adjustment Threshold Range, three million dollars ($3,000,000) and (B) if the Net Soft Dollar Adjustment is above or below the Adjustment Threshold Range, the amount of the Net Soft Dollar Adjustment; provided that, in no event shall the Company’s Net Capital as of Closing be less than the minimum net capital requirement imposed by the SEC under Rule 15c3-1 or any Self-Regulatory Organization of which the Company is a member.

6.2 Conditions Precedent to Obligations of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction at or prior to the Closing of each of the conditions set forth below; provided, however, that, notwithstanding the failure of any one or more of such conditions, Seller may nevertheless proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions, but only if a written waiver thereof is executed by Seller:

(a) Each of the representations and warranties of Buyer contained herein shall be true and correct in all material respects (unless any such representation and warranty is qualified by a materiality standard, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of this Agreement and on and as of the Closing Date with the same force and effect as though made on and as of such date (except that representations and warranties that are made as of a specific date need to be so true and correct only as of such date), except to the extent that the failure of any of such representations and warranties to be so true and correct would not materially and adversely affect the ability of Buyer to perform its obligations under this Agreement.

(b) Each of the covenants and agreements required by this Agreement to have been performed and complied with by Buyer prior to or on the Closing Date shall have been performed and complied with in all material respects prior to or on the Closing Date.

(c) Seller shall have received a certificate from Buyer as to the satisfaction of the conditions set forth in Sections 6.2(a) and (b) dated the Closing Date, executed by a duly authorized officer of Buyer.

(d) No Judgment of any court restraining or prohibiting the consummation of the transactions contemplated hereby shall be in effect. No Proceedings shall have been instituted by any Person (including any Authority) seeking to prohibit, declare illegal or to enjoin the transactions contemplated hereby or by the Related Agreements, which Proceedings are reasonably likely to be adversely determined.

(e) All consents, approvals or orders listed in Schedule 6.2(e) shall have been obtained.

(f) The Related Agreements to which Buyer is a party shall have been executed and delivered by Buyer, and shall, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms.

(g) No action shall have been taken by any Authority that would prohibit, restrict in any material respect, materially delay, render illegal or enjoin the consummation of the transactions contemplated hereby or by the Related Agreements.

ARTICLE VII

TERMINATION

7.1 General. This Agreement may be terminated by written notice prior to the Closing as follows:

(a) by the mutual written consent of Seller and Buyer at any time prior to the Closing;

(b) by either Seller or Buyer after May 31, 2005, if the Closing has not occurred by that date; provided, however, that, if the Closing has not occurred by such date due to a breach of this Agreement by one of such Parties, then the breaching Party may not terminate this Agreement pursuant to this Section;

(c) by Seller, in the event of any material breach of this Agreement by Buyer, which such breach has not been cured within thirty (30) days after notice thereof has been given to the breaching Party;

(d) by Buyer, in the event of any material breach of this Agreement by Seller which such breach has not been cured within thirty (30) days after notice thereof has been given to the breaching Party;

(e) by either Seller or Buyer in the event of a Judgment of any court restraining or prohibiting the consummation of the transactions contemplated in this Agreement shall be issued and not discharged within sixty (60) days of the entry thereof; and

(f) by either Seller or Buyer in the event that the conditions set forth in Section 6.1(e) or Section 6.2(e) shall have become incapable of being satisfied, and shall not have been waived by Buyer or Seller, as applicable; provided that the Party seeking to terminate is not in material breach of this Agreement.

7.2 No Liabilities in Event of Termination. In the event of any termination of this Agreement as provided in this Article VII, this Agreement (other than this Section 7.2 and Section 5.3(b), Section 11.1, Section 11.6, Section 11.8 and Section 11.9) shall become void and of no further force and effect and there shall be no liability on the part of any Party as a result of any such termination; provided, however, that, notwithstanding any such termination, each Party shall be liable to the other Parties for any Damages arising from any breach of this Agreement prior to such termination.

ARTICLE VIII

PERSONNEL, EMPLOYMENT ARRANGEMENTS AND EMPLOYEE BENEFITS

8.1 In-Scope Employees. The current employees of the Company (the “Company Employees”) who, on the Closing Date, are actively employed by the Company or are absent from active employment due to temporary illness, short-term disability or approved vacation or temporary leave of absence that is scheduled to last, or has been approved for benefits by the applicable Parent benefit carrier to receive benefits for, six months or less are hereinafter referred to as the “In-Scope Employees.” Those Company Employees who are not In-Scope Employees are hereinafter referred to as “Excluded Employees.”

Seller shall assume, satisfy and indemnify, or pay or reimburse, Buyer with respect to (i) any and all Liabilities related to the Excluded Employees and any and all Liabilities related to any employee who is no longer employed by the Company as of the Closing Date and (ii) any and all Liabilities related to the In-Scope Employees, including, in all cases without limitation, Liabilities under the Seller Plans except to the extent such Liabilities (x) relate to In-Scope Employees and (y) (A) are accrued as Liabilities on the Historical Financial Statements for the year ended December 31, 2004, (B) are incurred and relate to services rendered in the period from January 1, 2005 to the Closing to the extent such Liabilities are incurred in the ordinary course of business consistent with past practice, (C) are incurred in and relate to services rendered in the period following the Closing, or (D) are expressly assumed by Buyer pursuant to this Article VIII.

8.2 Buyer Benefit Plans. Except as otherwise provided by law or this Agreement, effective as of the Closing Date, the In-Scope Employees shall cease all active participation in and to accrue further benefits under the Seller Plans, and neither Buyer nor any of its Affiliates shall have any Liabilities under the Seller Plans other than (x) as provided in this Agreement and (y) Liabilities with respect to In-Scope Employees under the Company Plans. Effective as of the Closing Date and through the first anniversary of the Closing Date, Buyer will provide each In-Scope Employee with (i) a base salary or hourly wage rate, as applicable, that is at least equal to the base salary or hourly wage rate paid to such In-Scope Employee by the Company (or, where applicable, an Affiliate thereof) immediately prior to the Closing, provided, however, that Buyer may, or may cause the Company to, reduce any such base salary or hourly wage rate to the extent consistent with reductions generally imposed on similarly situated employees in Buyer’s institutional brokerage business; (ii) a job position that is a comparable or better position as such In-Scope Employee had immediately prior to the Closing and (iii) benefits under Buyer Plans (including, without limitation, health benefits, severance policies, 401(k) plans and general employment policies and procedures, subject to the terms and conditions of such Buyer Plans as in effect from time to time) which are substantially comparable in the aggregate to benefits under such Buyer Plans that are provided to similarly situated employees of the Buyer and its Subsidiaries; provided, however, that nothing in this Article VIII shall prevent the Buyer and its Subsidiaries from making any change required by applicable Legal Requirements or from amending or terminating any such Buyer Plan in any respect or from terminating the employment of any In-Scope Employee following the Closing; and, provided further, that this Article VIII shall not require any duplication of benefits.

8.3 Credit for Service. To the extent permitted under applicable law, Buyer shall (i) give each In-Scope Employee credit for all purposes, including without limitation eligibility, vesting, waiting period and benefit accrual (excluding benefit accrual for purposes of a defined benefit pension plan) for all service with Seller, the Company and any of their respective Affiliates or predecessors under all Buyer Plans in which such employee participates; provided, however, that with respect to any benefit plan that Buyer adopts following the Closing Date for the benefit of In-Scope Employees and other Buyer employees, for purposes of benefit accrual such service credit will be given to In-Scope Employees to the extent past service is credited under such plan to similarly situated Buyer employees; provided, further, that no such credit shall be provided in any circumstances that would result in duplicative benefits; (ii) waive any pre-existing condition limitation under welfare benefit plans of Buyer or its Affiliates applicable to In-Scope Employees or their respective spouses or eligible dependents to the extent such pre-existing condition limitation would have not applied to, or been satisfied with respect to, such individual under the corresponding Seller Plan; and (iii) recognize or cause to be recognized the dollar amount of all expenses incurred by In-Scope Employees and their respective spouses or eligible dependents during the calendar year in which the Closing occurs for purposes of satisfying the deductible and co-payment or out-of-pocket limitations for such calendar year under the relevant employee welfare benefit plans of Buyer or its Affiliates to the same extent that such amount was recognized under the corresponding Seller Plan. With respect to the In-Scope Employees, Buyer and Seller shall cooperate in providing information reasonably necessary to carry out this Section 8.3 in compliance with the Health Insurance Portability and Accountability Act of 1996.

8.4 Reuters 401(k) Plan. Prior to the Closing Date, the Company shall terminate its participation in the Reuters 401(k) Plan effective immediately prior to the Closing and shall vest the account balances of those In-Scope Employees who are active participants in the Reuters 401(k) Plan immediately prior to Closing. Within 30 days following the Closing Date, Seller or one of its Affiliates (other than the Company) shall contribute a cash amount to the trust forming part of the Reuters 401(k) Plan on behalf of each In-Scope Employee who was an active participant in the Reuters 401(k) Plan immediately prior to the Closing equal to the “matching contribution” payable for the payroll period in which the Closing occurs under the terms of the Reuters 401(k) Plan with respect to elective deferral contributions actually made by such In-Scope Employee to the Reuters 401(k) Plan for the portion of the payroll period in which the Closing occurs ending on the Closing Date, to the extent not otherwise paid.

8.5 Buyer 401(k) Plan. To the extent permitted by applicable law and subject to Buyer’s and Seller’s reasonable satisfaction that the Reuters 401(k) Plan and Buyer’s 401(k) Plan, respectively, meet the requirements for qualification under Section 401(a) of the Code, (i) Seller shall permit each In-Scope Employee to effect, and Buyer agrees to cause Buyer’s 401(k) Plan to accept, a “direct rollover” (within the meaning of Section 401(a)(31) of the Code) of his or her account balances under the Reuters 401(k) Plan if such rollover is elected in accordance with applicable law and the terms of the Reuters 401(k) Plan by such In-Scope Employee and (ii) Seller shall permit each In-Scope Employee to roll over any loan balance outstanding under the Reuters 401(k) Plan as of the date of such direct rollover and Buyer agrees to accept and administer each such outstanding loan balance under Buyer’s 401(k) Plan. Buyer and Seller shall take all actions reasonably necessary to effect the transfer of assets in accordance with the foregoing sentence.

8.6 Medical Plan Obligations. Effective from and after the Closing, Buyer shall or shall cause the Company to honor or pay and perform any and all obligations and Liabilities in respect of claims for hospital, medical, dental or other health benefits, expenses or other reimbursement amounts payable under the terms of an applicable Seller Plan that relate to any medical service, product or confinement provided to or in respect of any In-Scope Employee (or spouse or eligible dependent) incurred but not paid prior to the Closing Date to the extent that Liabilities for such claims are accrued on the Historical Financial Statements for the year ended December 31, 2004 or are incurred and relate to services rendered in the period from January 1,

2005 to the Closing to the extent such Liabilities are incurred in the ordinary course of business consistent with past practice.

8.7 Parent Equity Plans. Buyer shall promptly notify Parent or Parent’s designee of any termination of an In-Scope Employee’s employment. Buyer shall describe the nature of such termination and provide any other information that is reasonably necessary for Parent and its Affiliates to administer their respective equity programs.

8.8 Severance Benefits. In lieu of any other severance plan payments otherwise provided by the Company or the Buyer, and notwithstanding Section 8.2, In-Scope Employees who are terminated by Buyer or the Company without cause (as defined on Schedule 8.8) on or before the six-month anniversary of the Closing Date will be provided severance payments and benefits by the Buyer or the Company calculated in accordance with Appendix A of the Reuters America Inc. Severance Benefit Plan and Summary Plan Description, as in effect on May 21, 2001. Thereafter, In-Scope Employees who are terminated by the Company shall be eligible to participate in Buyer’s severance plans and programs on the same terms available to and subject to the same conditions as similarly situated employees of Buyer.

8.9 Relocation Package. In the event that Buyer requires any In-Scope Employee to change his/her principal work location by more than fifty (50) miles at any time during the two-year period following the Closing Date, Buyer shall reimburse such In-Scope Employee for his or her reasonable moving and relocation expenses.

8.10 2005 Bonus. Buyer shall, or shall cause the Company to, pay to In-Scope Employees short-term (i.e., one (1) year or less) bonuses and commissions for the portion of the calendar year 2005 through the Closing Date to the extent Liability is accrued for such purpose on the Closing Balance Sheet.

8.11 Special Payment. Seller or one of its Affiliates (other than the Company) shall pay to the Company a cash amount (the “Special Payment”), with respect to each In-Scope Employee who is an active participant in the Reuters 401(k) Plan immediately prior to the Closing and who continues employment with Buyer or the Company from the Closing Date through December 31, 2005 (each, an “Affected Employee”), equal to 2% of such Affected Employee’s Compensation (as defined in the Reuters 401(k) Plan) received in respect of the portion of calendar year 2005 ending immediately prior to the Closing Date, and grossed-up for income taxes assuming a 40% aggregate income tax rate. Buyer shall, or shall cause the Company to, provide Seller with an accurate list of Affected Employees as promptly as possible following December 31, 2005, in order for Seller to satisfy this Section 8.11. Seller shall pay the Special Payment to the Company as soon as reasonably practicable following Seller’s receipt of the list of Affected Employees from Buyer or the Company, and Buyer shall cause the Company to pay the Special Payment to each Affected Employee as soon as reasonably practicable thereafter.

8.12 No Third-Party Beneficiaries. This Article VIII is for the sole benefit of the Parties and nothing herein expressed or implied shall give or be construed to give any Person other than the Parties any legal or equitable rights hereunder.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification by Buyer. From and after the Closing, subject to the further provisions of this Article IX, Buyer shall indemnify, hold harmless and defend Seller, its Affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of the breach of any representation, warranty, covenant or agreement by Buyer (other than Section 5.12 (Third Party Data Providers)) contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder). The Parties expressly agree that Seller’s right to indemnification under this Section 9.1 shall not be limited by any knowledge obtained pursuant to any investigation conducted by or on behalf of Seller before or after the date of this Agreement.

9.2 Indemnification by Seller and Parent.

(a) From and after the Closing, subject to the further provisions of this Article IX, Seller shall indemnify, hold harmless and defend Buyer, its Affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of the breach of any representation, warranty (other than Section 3.14 (Taxes) or any liability governed by Article X), covenant or agreement by Seller contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder), it being understood that for purposes of this Section 9.2, the knowledge qualifier in the representation in the first sentence of Section 3.11(f) shall be disregarded.

(b) From and after the Closing, subject to the further provisions of this Article IX, Parent shall indemnify, hold harmless and defend Buyer, its Affiliates and their respective directors, officers, employees, consultants, shareholders, members, partners, agents and representatives of each of them, and all successors and assigns of the foregoing, against and from any Damages (including any Damages resulting from a claim asserted by a third party) arising out of the breach of any representation, warranty (other than Section 3.14 (Taxes) or any liability governed by Article X), covenant or agreement by Parent contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder).

(c) The Parties expressly agree that Buyer’s right to indemnification under this Section 9.2 shall not be limited by any knowledge obtained pursuant to any investigation conducted by or on behalf of Buyer before or after the date of this Agreement.

9.3 Defense of Claims. All rights of a Party to indemnification under this Article IX shall be asserted and resolved as follows:

(a) Promptly after receipt by a Party entitled to indemnification under Section 9.1 or Section 9.2 (an “Indemnified Party”) of notice of any pending or threatened claim, such Indemnified Party shall give notice to the Party or Parties to whom the Indemnified Party is entitled to look for indemnification (the “Indemnifying Party”) of the commencement thereof;

provided that the failure so to notify the Indemnifying Party shall not relieve it of any liability that it may have to the Indemnified Party hereunder, except to the extent that the Indemnifying Party demonstrates that it is materially prejudiced thereby.

(b) In case any claim shall be brought against an Indemnified Party and it shall give notice to the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, if it so desires, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense thereof, except as provided below the Indemnifying Party shall not be liable to such Indemnified Party under this Article IX for any fees of other counsel or any other expenses, in each case subsequently incurred by such Indemnified Party in connection with the defense thereof, other than reasonable costs of investigation. Notwithstanding an Indemnifying Party’s election to assume the defense of a claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such claim, and the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel if: (i) the actual or potential defendants in, or targets of, any such claim include both the Indemnifying Party and the Indemnified Party, and the Indemnified Party shall have reasonably concluded, based on an opinion of its outside legal counsel, that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party and would make representation of both parties by the same counsel inappropriate (in which case the Indemnifying Party shall not have the right to assume the defense of such claim on the Indemnified Party’s behalf), (ii) the Indemnifying Party shall have abandoned or failed to diligently pursue the defense of such claim within a reasonable time after notice of the institution of such claim, or (iii) the Indemnifying Party shall authorize in writing the Indemnified Party to employ separate counsel at the Indemnifying Party’s expense. If an Indemnifying Party assumes the defense of a claim, the Indemnified Party shall provide all reasonable cooperation to the Indemnifying Party in its defense of such claim, including the retention of and provision to the Indemnifying Party of documentation relevant to such claim (including copies of all relevant notices, complaints, pleadings and demands) and, upon the request of the Indemnifying Party, making employees available on a mutually convenient basis. If an Indemnifying Party assumes the defense of a claim, no compromise or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld or delayed); provided that the Indemnifying Party may compromise or settle such claim without the Indemnified Party’s consent so long as (a) there is a release of all liability of the Indemnified Party with respect to such claim and (b) the sole relief provided is monetary damages that are to be paid in full by the Indemnifying Party. In no event shall the Indemnified Party admit any liability with respect to, or settle, compromise or discharge, any claim as to which such Indemnified Party has sought or may seek indemnification under this Agreement without the Indemnifying Party’s prior written consent (which shall not be unreasonably withheld or delayed).

(c) In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a claim being asserted by a third party, the Indemnified Party shall as promptly as is practical notify the Indemnifying Party of such claim, describing such claim and the amount thereof (if known). The failure to give any such notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure results in material prejudice to the Indemnifying Party. Upon the giving of such written notice as aforesaid, the Indemnified Party and the Indemnifying Party shall negotiate in good faith for twenty (20) Business Days to resolve such claim. If the claim is not resolved by the end of such period, the Indemnified Party shall have the right to commence legal proceedings for the enforcement of its rights under Section 9.1 or Section 9.2.

9.4 Survival; Subrogation.

(a) Each representation, warranty, agreement and covenant in this Agreement or in the Exhibits, Schedules or certificates delivered pursuant to this Agreement shall survive the Closing and the consummation of the transactions provided for herein for the applicable period set forth below or in this Section 9.4, or, with respect to Section 3.14(k), 3.14(n) and 3.14(o), for the applicable period set forth in Section 10.6; provided that the representation set forth in Section 3.4(c) (No Material Adverse Change) and the representations, warranties, agreements or covenants contained in Section 3.14 (Taxes) (other than those contained in Sections 3.14(k), 3.14(n) and 3.14(o)) shall expire at Closing. All of the representations and warranties of Seller, Parent or Buyer contained in this Agreement and all unasserted claims and causes of action with respect thereto (except as provided above with respect to Sections 3.4(c) and 3.14) shall terminate twelve (12) months after the Closing Date.

(b) All covenants or agreements of Seller, Parent or Buyer contained in this Agreement and all unasserted claims and causes of action with respect thereto shall terminate sixty (60) days after the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension thereof).

(c) In the event that an Indemnified Party has a right against a third party with respect to any Damages paid to such Indemnified Party by an Indemnifying Party, then such Indemnifying Party shall, to the extent of such payment, be subrogated to such rights of such Indemnified Party.

9.5 Limitation on Liability.

(a) Except for any liability under Article X and notwithstanding any other provision of this Agreement (other than the last sentence of Section 9.7), neither Buyer, on the one hand, nor Seller or Parent, on the other hand, shall have any liability for Damages under Sections 9.1 or 9.2, respectively, with respect to any breach of any representation or warranty in this Agreement (other than any representation or warranty contained in Section 3.15 (Capitalization; Investments), Section 3.17 (Finders and Brokers), Section 3.24 (Exclusive Soft Dollar Customers), Section 4.4 (Finders and Brokers) and Section 4.5 (Valid Authorization and Issuance)) unless and until the aggregate amount of such Damages exceeds, on a cumulative basis, $600,000, in which event such Indemnified Party shall be entitled to indemnification for the full amount of such Damages in excess of $600,000.

(b) Except for any liability under Article X and notwithstanding anything in this Agreement to the contrary (other than the last sentence of Section 9.7), neither Buyer, on the one hand, nor Seller or Parent, on the other hand, shall have any liability for Damages (on a cumulative basis) under Sections 9.1 or 9.2, respectively, in excess of the dollar value of the Purchase Price determined as of the Closing Date.

(c) The amount of any Damages for which indemnification is provided under this Article IX or Article X shall be net of any amounts recovered by the Indemnified Party or Tax

Indemnitee under any insurance policies, or recovered under any insurance policies held by the Company at or prior to the Closing, or other sources of reimbursement received as an offset against such Damages (and no right of subrogation shall accrue to any insurer or third party indemnitor hereunder). If the amount to be netted hereunder from any payment required under this Article IX or Article X is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party or Tax Indemnitee pursuant to this Article IX or Article X the Indemnified Party or Tax Indemnitee shall repay the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article IX or Article X, as applicable, had such determination been made at the time of such payment. The amount of any Damages (including Taxes) for which indemnification is provided under this Article IX or Article X shall be (i) increased to take account of any net Tax cost incurred by the Indemnified Party or Tax Indemnitee arising from the receipt or accrual of indemnity payments hereunder (grossed up) and (ii) reduced to take account of any net Tax benefit (grossed down) realized by the Indemnified Party or Tax Indemnitee arising from the incurrence or payment of any such Damage or Tax. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party or Tax Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt or accrual of any indemnity payment hereunder or the incurrence or payment of any indemnified Damage or Tax. Any indemnification payment hereunder shall initially be made without regard to this paragraph and shall be increased or reduced to reflect any such net Tax cost (including gross-up) or net Tax benefit (including gross-down) only after the Indemnified Party or Tax Indemnitee has actually realized such cost or benefit. The parties intend to treat any indemnification payments made under this Article IX or Article X as an adjustment to the Purchase Price for all Tax purposes, unless a final determination (which shall include the execution of a Form 870-AD or successor form) of an appropriate Authority causes any such payment not to be treated as an adjustment to the Purchase Price for Tax purposes.

(d) Notwithstanding anything herein to the contrary, (i) no Person shall be entitled to indemnification by Buyer pursuant to this Agreement with respect to any Damages arising out of a breach of any representation, warranty, covenant or agreement contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder) by Buyer in the event that such breach resulted in the failure of any condition precedent(s) set forth in Section 6.2 and Seller executed a written waiver of such condition(s) and consummated the Closing, and (ii) no Person shall be entitled to indemnification by Seller or Parent pursuant to this Agreement with respect to any Damages arising out of a breach of any representation, warranty, covenant or agreement contained in this Agreement (including any Exhibit, Schedule or certificate delivered hereunder) by Seller or Parent in the event that such breach resulted in the failure of any condition(s) precedent set forth in Section 6.1 and Buyer executed a written waiver of such condition(s) and consummated the Closing.

9.6 Indemnification Payments. Any indemnification payments to be made by Seller or Parent pursuant to this Agreement shall be paid only in cash, and any indemnification payments to be made by Buyer pursuant to this Agreement or amounts payable by Buyer pursuant to Section 10.5(a) shall be paid only in shares of Instinet Common Stock equal to the quotient of (a) the dollar amount of such indemnification payment or such other amounts, divided by (b) the Average Instinet Share Price determined as of the date of such payment.

9.7 Sole and Exclusive Remedy. After the Closing Date, except as otherwise provided in Section 5.12, each Party hereto acknowledges and agrees that such Party’s sole and exclusive remedy with respect to Damages and any and all other claims relating to the subject matter of this Agreement and/or the Intellectual Property Transfer Agreement and the transactions contemplated hereby and thereby shall be in accordance with, and limited by, the indemnification provision set forth in this Article IX and in Article X. Notwithstanding the foregoing, none of the provisions set forth in this Agreement or in the Intellectual Property Transfer Agreement shall be deemed a waiver by any Party of any right or remedy which such Party may have at law or equity based on another Party’s fraudulent acts, nor shall any such provision limit, or be deemed to limit, the recourse which any such Party may seek with respect to a claim for fraud.

ARTICLE X

TAX MATTERS

10.1 Tax Filings. Seller shall be responsible for the timely filing of all Tax Returns required by law to be filed by the Company for taxable periods (including any portion thereof) ending on or before the Closing Date (“Pre-Closing Tax Period”), including Tax Returns (or, in the case of a consolidated Tax Return, portion thereof) for the Company for any taxable period that includes (but does not end on) the Closing Date, which Tax Returns shall be prepared on the basis of the same principles, methods and elections utilized in preparing prior years’ Tax Returns unless a different treatment of any item is required by an intervening change in law. No Tax Return (or, in the case of a consolidated Tax Return, portion thereof) for the Company for any taxable period that includes (but does not end on) the Closing Date shall be filed without the written consent of Buyer. For this purpose, Seller shall cause the Company to deliver a draft of any such Tax Return (or, in the case of a consolidated Tax Return, portion thereof) to Buyer at least forty-five (45) days before the due date for such Tax Return. Buyer shall then have thirty (30) days after the date of receipt of such Tax Return to provide its written consent, which consent shall not be unreasonably withheld. Buyer shall provide Seller with, or shall cause the Company to provide, copies of any books or records necessary for the preparation of any such Tax Returns. Buyer shall be responsible for filing all Tax Returns for taxable periods commencing after the Closing Date.

10.2 Apportionment of Taxes. Seller shall be responsible for all Taxes in respect of the Company and its business for Pre-Closing Tax Periods, and Buyer shall be responsible for all such Taxes for Post-Closing Tax Periods, it being understood that Seller and Buyer shall share equal responsibility for any Taxes imposed or payable or collectible or incurred in connection with this Agreement and the transactions contemplated hereby (except Taxes arising out of or attributable to prior transactions entered into by the Company). For purposes of the foregoing, income and expenses, determined on an accrual basis, shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on a closing-of-the-books method, it being understood that non-income Taxes shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period based on the relative number of days in such taxable period that falls within the Pre-Closing Tax Period or the Post-Closing Tax Period, as the case may be.

10.3 Tax Indemnification.

(a) Seller shall indemnify and save the Buyer and the Company (each a “Tax Indemnitee”) harmless from any and all Taxes imposed on the Company in respect of its income, business, property or operations or for which the Company may otherwise be liable (A) for any Pre-Closing Tax Period, (B) for all Taxes imposed on any member of an affiliated, consolidated, combined or unitary group of which the Company is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local or foreign law or regulation, (C) arising out of a breach of the representations contained in Section 3.14(n) or Section 3.14(o), or (D) for any costs or expenses with respect to Taxes indemnified hereunder; provided, however, that Seller shall not be required to indemnify Buyer or the Company for any Taxes resulting from any transaction of the Company not in the ordinary course of business (other than the transactions contemplated hereunder) that occurs after the Closing on the Closing Date.

(b) The Buyer and the Company shall indemnify and save Seller and Parent (a “Tax Indemnitee”) harmless from (i) all Taxes of the Company in respect of its income, business, property or operations or for which the Company may otherwise be liable (A) resulting from any transaction of the Company not in the ordinary course of business (other than any transaction contemplated hereunder) occurring after the Closing on the Closing Date and (B) for any Post-Closing Tax Period, (ii) all Taxes arising out of or due to any breach of any covenant or other agreement of the Buyer contained in this Agreement and (iii) all costs or expenses with respect to Taxes indemnified hereunder.

(c) Any indemnity payment required to be made pursuant to this Section 10.3 shall be made within thirty (30) days of written notice from the Tax Indemnitee.

10.4 Contests.

(a) After the Closing Date, Buyer shall promptly notify Seller in writing of any proposed assessment, the commencement of any audit or court proceedings or of any demand or claim on a Tax Indemnitee which, if determined adversely to the taxpayer or after the lapse of time, would be grounds for indemnification by Seller under Section 10.3 (each such assessment, audit, court proceeding, demand or claim, a “Contest”); provided that the failure so to notify Seller shall not relieve Seller of any liability that it may have to the Tax Indemnitee hereunder, except to the extent that Seller demonstrates that it is actually prejudiced thereby. Such notice (a “Tax Claim”) shall contain factual information (to the extent known to Buyer) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.

(b) In the case of any Contest that relates to a taxable period ending on or prior to the Closing Date, Seller shall have the right, at its expense and through counsel of its own choosing, to control the conduct of such Contest; provided that (i) Seller does not dispute its obligation to indemnify the Tax Indemnitees for the asserted liability, (ii) Seller shall consult with the Buyer regarding any such Contest and shall allow Buyer to participate in any such proceeding and (iii) no settlement or other disposition of any claim for Tax which would adversely affect any Tax Indemnitee in any taxable period ending after the Closing Date in any manner or to any extent (including, but not limited to, the imposition of income tax deficiencies, the reduction of asset basis or cost adjustments and the reduction of loss or credit carryovers)

shall be agreed to without Buyer’s prior written consent, such consent not to be unreasonably withheld or delayed, unless Buyer agrees to indemnify the Seller for any increase in Taxes resulting from a failure to provide consent. If Seller elects not to direct the Contest, Buyer or the Company may pay, compromise, or contest such asserted liability.

(c) In the case of a Contest that relates to a taxable period beginning before the Closing Date and ending after the Closing Date, Buyer shall have the right, at its expense and through counsel of its own choosing, to control the conduct of such Contest; provided that (i) Buyer shall consult with Seller regarding any such Contest and shall allow Seller to participate in any such proceeding and (ii) no settlement or other disposition of any claim for Taxes which would adversely affect Seller in such taxable periods or subsequent taxable periods shall be agreed to without Seller’s prior written consent, such consent not to be unreasonably withheld or delayed, unless Seller agrees to indemnify the Buyer for any increase in Taxes resulting from a failure to provide consent. Except as provided above, the Buyer shall have the right to control the conduct of any Contest in its sole discretion with respect to any other Tax matter.

(d) Seller, Buyer and the Company agree to cooperate in the defense against or compromise of any Contest.

10.5 Other Tax Matters.

(a) Any Tax refunds that are received by Buyer or its Affiliates (including the Company) and any amounts credited against Tax to which Buyer or its Affiliates (including the Company) become entitled, in each case with respect to Taxes of the Company, for Pre-Closing Tax Periods shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after the receipt or entitlement thereto. Buyer agrees that it shall not, without Seller’s consent, cause or permit the Company to carry back to any Pre-Closing Tax Period any net operating loss, loss from operations or other Tax attribute, and further agrees that Seller shall have no obligation under this Agreement to return or remit any refund or other Tax benefit attributable to a breach by Buyer of the foregoing undertaking.

(b) Buyer shall not take any action on the Closing Date other than in the ordinary course of business or as contemplated by this Agreement, including, but not limited to, the sale of any assets or the distribution of any dividend or the effectuation of any redemption, that would give rise to any Tax liability of Seller or any of its Affiliates or to an indemnification obligation of Seller under this Agreement. On or after the Closing Date, neither Buyer nor any of its Affiliates shall amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case relating to the Company if such action is reasonably expected to have the effect of increasing the Tax liability or reducing any Tax asset of Seller, in each case without Seller’s written consent, which consent shall not be unreasonably withheld or delayed.

(c) On or after the Closing Date, neither Seller nor any of its Affiliates shall amend any Tax Return, take any Tax position on any Tax Return, or compromise or settle any Tax liability, in each case if such action is reasonably expected to have the effect of increasing the Tax liability or reducing any Tax asset of the Company, in each case without Buyer’s written consent, which consent shall not be unreasonably withheld or delayed.

10.6 Survival. A party’s obligation to indemnify a Tax Indemnitee for Taxes under this Article X shall survive the Closing Date until sixty (60) days following the expiration of the statute of limitations (giving effect to any waiver, mitigation or extension thereof) on assessment of the relevant Tax.

10.7 Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, any Tax Claims will be governed exclusively by Section 9.5(c), Section 9.6, Section 9.7 and this Article X.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices, demands, instructions, waivers, consents or other communications to be provided pursuant to this Agreement shall be in writing, shall be effective upon receipt, and shall be sent by hand, facsimile, air courier or certified or registered mail, return receipt requested, as follows:

(a) if to Buyer, to:

Instinet Group Incorporated

3 Times Square

New York, New York 10036

Attention: Paul A. Merolla

Telephone: (212) 310-7548

Facsimile: (212) 593-8040

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, NY 10006

Attention: Yvette Teofan, Esq.

Telephone: (212) 225-2636

Facsimile: (212) 225-3999

(b) if to Seller, to:

Reuters C LLC

3 Times Square

New York, NY 10036

Attention: General Counsel

Telephone: 646-223-4200

Facsimile: 646-223-4250

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: William E. Curbow, Esq.

Telephone: 212-455-3160

Facsimile: 212-455-2502

(c) if to Parent, to:

Reuters Limited

86 Fleet Street

London EC4P 4AJ

United Kingdom

Attention: General Counsel

Telephone: +44 20 7542 8631

Facsimile: +44 20 7542 6848

with a copy to:

Reuters America LLC

3 Times Square

New York, NY 10036

Attention: General Counsel

Telephone: 646-223-4200

Facsimile: 646-223-4250

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: William E. Curbow, Esq.

Telephone: 212-455-3160

Facsimile: 212-455-2502

or to such other address as a Party may specify by notice from time to time in writing to the other Parties in the manner specified in this Section.

11.2 Press Releases. Prior to Closing, neither Buyer nor Seller shall make any disclosure of this Agreement or the transactions contemplated hereby, by press release, public statement or other means, prior to obtaining the other Parties’ written approval, unless required by law or any applicable rules or request of any national stock exchange in which event, the Party issuing such press release or causing such announcement or disclosure will use reasonable efforts to allow the other Parties to review, in advance of such issuance, announcement or disclosure, the proposed language thereof.

11.3 Entire Agreement. This Agreement (including the Exhibits and Schedules, which are hereby incorporated in the terms of this Agreement) together with the Related Agreements sets forth the entire understanding and agreement among the Parties as to matters covered herein and therein and supersedes any prior understanding, agreement or statement (written or oral) of intent among the Parties with respect to the subject matter hereof.

11.4 Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not be assignable by any Party without the prior written consent of the other Parties; provided, however, that any Party may assign all or a part of its rights hereunder to any of its respective Affiliates provided that such assignment would not relieve such Party of any obligation hereunder.

11.5 Waiver and Amendment. No waiver shall be deemed to have been made by any Party of any of its rights under this Agreement unless the same is in writing and is signed on its behalf by an authorized signatory. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. To be binding, any amendment of this Agreement must be effected by an instrument in writing signed by the Parties.

11.6 Expenses. Each of the Parties shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the Closing occurs.

11.7 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

11.8 Governing Law; Submission to Jurisdiction; Appointment of Agent for Service of Process; Waiver of Jury Trial.

(a) THE AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. Each Party hereby irrevocably agrees that any legal action or proceeding against it arising out of this Agreement or the transactions contemplated hereby shall be brought only in the Supreme Court of the State of New York in and for the County of New York or the U.S. District Court for the Southern District of New York, preserving, however, all rights of removal to a federal court under 28 U.S.C. §1441. Each of Seller and Parent hereby designates, appoints and empowers Reuters America Holdings, Inc., with offices currently at 3 Times Square, New York, New York 10036, as its lawful agent to receive for and on its behalf service of process in the State of New York in any such action or proceeding and irrevocably consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to its address as specified in or pursuant to Section 11.1. Any service made on any such agent or its successor shall be effective when delivered regardless of whether notice thereof is given to the affected Party. If any Person or firm designated as agent hereunder shall no longer serve as agent of such Party to receive service of process in the State of New York, the Party so affected shall be obligated promptly to appoint a successor to so serve; and, unless and until such successor is appointed and the other Parties notified of the same in writing, service upon the last designated agent shall be good and effective. Each of Seller and Parent hereby agrees to at all times maintain an agent to receive service of process in the State of New York pursuant to this Section 11.8. The foregoing provisions of this Section 11.8 shall not affect, limit or prevent the Parties from serving process in any other manner permitted by law.

(b) Each Party irrevocably waives any objection to the venue of the courts designated in Section 11.8 (whether on the basis of forum non conveniens or otherwise), and accepts and submits to the jurisdiction of such courts in connection with any legal action or proceeding against it arising out of or concerning this Agreement.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE RELATED AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

11.9 No Third-Party Beneficiaries. Except for Section 5.10 (with respect to which the Company shall be a third-party beneficiary), this Agreement is for the sole benefit of the Parties and nothing herein expressed or implied shall give or be construed to give any Person other than the Parties any legal or equitable rights hereunder.

11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

11.11 Disclosure Schedules. Notwithstanding anything in this Agreement or the Disclosure Schedules to the contrary, (i) each of the Parties hereto acknowledges that the disclosure by any Party of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by such Party that the matter is required to be disclosed by the terms of this Agreement or that it is material and (ii) if any Section of the Disclosure Schedule includes an item or information where the relevance of such item or information to another Section of this Agreement or the Disclosure Schedule is reasonably apparent, the matter shall be deemed to have been disclosed in the relevant Section(s) of the Disclosure Schedule, notwithstanding the omission of an appropriate cross-reference to such other Section(s).

IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the date first above written.

INSTINET GROUP INCORPORATED

By:	/s/ John F. Fay
Name: John F. Fay
Title: Chief Financial Officer

REUTERS C LLC

By:	/s/ Russell Haworth
Name: Russell Haworth
Title: Attorney-in-Fact

REUTERS LIMITED**

By:	/s/ Russell Haworth
Name: Russell Haworth
Title: Attorney-in-Fact

** Solely for purposes of Section 3.25 (Parent’s Due Organization, Authorization and Validity of Agreements), Section 5.8 (Non-Compete/Non-Solicitation), Section 5.11 (Transfers of Seller’s Assets) and Article IX (Indemnification).

Exhibit A

Form of Transition Services Agreement

Exhibit B

Form of Use and Services License Agreement

Exhibit C

Form of Transition License Agreement